UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ORTHOFIX INTERNATIONAL N.V.

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Orthofix International N.V.

7 Abraham de Veerstraat

Curaçao

Dear Shareholders:

We will hold the 2017 Annual General Meeting of Shareholders (the “Annual General Meeting”) on June 13, 2017, at 11:00 a.m. (local time) at Orthofix’s offices, located at 7 Abraham de Veerstraat, Curaçao.

This booklet includes the notice of Annual General Meeting and the proxy statement. The proxy statement describes the business that we will conduct at the meeting.

Your vote is important. Please refer to the proxy card or other voting instructions included with these proxy materials for information on how to vote by proxy or in person.

Sincerely,

Ronald A. Matricaria
Chairman of the Board

April 28, 2017

Notice of Annual General Meeting of Shareholders

 and Proxy Statement

Meeting Date:	June 13, 2017 at 11:00 a.m. (local time)
Meeting Place:	Orthofix International N.V. 7 Abraham de Veerstraat Curaçao

 Notice and Proxy Statement for Shareholders of

ORTHOFIX INTERNATIONAL N.V.

7 Abraham de Veerstraat

Curaçao

for

2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on June 13, 2017

This notice and the accompanying proxy statement are being furnished to the shareholders of Orthofix International N.V., a Curaçao company (“Orthofix” or the “Company”), in connection with the upcoming 2017 Annual General Meeting of Shareholders (the “Annual General Meeting”) and the related solicitation of proxies by the Board of Directors of Orthofix (the “Board of Directors” or “Board”) from holders of outstanding shares of common stock, par value $0.10 per share, of Orthofix for use at the Annual General Meeting and at any adjournment thereof. In this notice and the accompanying proxy statement, all references to “we,” “our” and “us” refer to the Company, except as otherwise provided.

Time, Date and Place of Annual General Meeting

Notice is hereby given that the Annual General Meeting will be held on June 13, 2017, at 11:00 a.m., local time, at Orthofix’s offices, located at 7 Abraham de Veerstraat, Curaçao.

Purpose of the Annual General Meeting

1

Election of Board of Directors.  Shareholders will be asked to elect the following persons to the Board of Directors:  Luke Faulstick, James F. Hinrichs, Alexis V. Lukianov, Lilly Marks, Bradley R. Mason, Ronald A. Matricaria, Michael E. Paolucci and Maria Sainz. The Board of Directors recommends that shareholders vote FOR each of the foregoing nominees for director.

2

Approval of Financial Statements for the Fiscal Year Ended December 31, 2016.  Shareholders will be asked to approve the consolidated balance sheet and consolidated statement of operations at and for the fiscal year ended December 31, 2016. The Board of Directors recommends that shareholders vote FOR the proposal to approve the consolidated balance sheet and consolidated statement of operations at and for the fiscal year ended December 31, 2016.

3

Advisory and Non-Binding Resolution to Approve Executive Compensation.  Shareholders will be asked to approve an advisory and non-binding resolution on the compensation of Named Executive Officers as described in the Compensation Discussion and Analysis beginning on page 13 and the compensation tables beginning on page 32. The Board values shareowners’ opinions, and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions. The Board of Directors recommends that shareholders vote FOR the proposal to approve the advisory and non-binding resolution on executive compensation.

4

Advisory Vote on the Frequency of Future Advisory Votes To Approve Executive Compensation.  Shareholders are being provided the opportunity to vote on how often they believe we should hold an advisory vote to approve executive compensation in the future. The frequency options are to hold the advisory vote to approve executive compensation each year, every two years or every three years. The Board believes that an annual advisory vote on executive compensation is the most appropriate policy for our shareholders and the Company at this time, and recommends that shareholders vote for the option “1 Year”.

5

Ratification of the Selection of Ernst & Young LLP.  Shareholders will be asked to approve a resolution to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Orthofix and its subsidiaries for the fiscal year ending December 31, 2017. The Board of Directors recommends that shareholders vote FOR the proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm.

6	Miscellaneous. Shareholders will be asked to transact such other business as may come before the Annual General Meeting or any adjournment thereof.

Please read a detailed description of proposals 1 through 5 stated above beginning on page 46 of the proxy statement.

Shareholders Entitled to Vote

All record holders of shares of Orthofix common stock at the close of business on April 25, 2017 are being sent this notice and will be entitled to vote at the Annual General Meeting. Each record holder on such date is entitled to cast one vote per share of common stock.

Documents Available for Inspection

A copy of the consolidated financial statements for the fiscal year ended December 31, 2016 have been filed at the offices of Orthofix at 7 Abraham de Veerstraat, Curaçao and are available for inspection by shareholders until the conclusion of the Annual General Meeting.

By Order of the Board of Directors

Kimberley A. Elting
Chief Legal Officer

April 28, 2017

 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement.  This summary does not contain all of the information that you should consider, and we encourage you to read the entire proxy statement before voting.

2017 Director Nominees

Name	Age	Director Since	Independent	Audit & Finance Committee	Compensation Committee*	Compliance Committee*	Nominating & Governance Committee*
Ronald Matricaria	74	2014	✓	✓
Luke Faulstick	53	2014	✓	✓			Chair
James Hinrichs	49	2014	✓	Chair			✓
Alexis V. Lukianov	61	2016	✓		✓		✓
Lilly Marks	69	2015	✓			✓
Bradley R. Mason	63	2013
Michael E. Paolucci	57	2016	✓		Chair	✓
Maria Sainz	51	2012	✓		✓	Chair

* Reflects new rotated committee assignments that become effective as of the date of Annual General Meeting.

2016 Business Highlights

In 2016, we improved our performance in almost every aspect of our business and exited an era of heavy investment with a rebuilt infrastructure, robust compliance program, rigorous financial controls, strong balance sheet, excellent free cash flow and great momentum in our BioStim and Extremity Fixation businesses.  We are now well positioned and committed to execute on both organic and inorganic strategic opportunities focused on accelerating shareholder value creation. The table below provides highlights for each of our strategic business units (“SBU”) during fiscal year 2016:

SBU	2016 Fiscal Year Highlights
BioStim	Annual net sales growth of 7.0 percent in constant currency as a result of increased order counts from an expanding customer base.
Biologics

Due to a growing number of competitors in the stem cell allograft market, a decrease in average selling price, and a sales management change in a key region, annual net sales declined 3.2 percent in constant currency.

Extremity Fixation	Annual net sales increased 9.6 percent in constant currency for the year, primarily due to increased cash collections, and the continued adoption of our TrueLok Hex product line in the U.S.
Spine Fixation	Annual net sales decreased by 4.0 percent in constant currency for the full year, primarily as a result of the loss of a national hospital group contract and several key customers.

Executive Compensation Highlights

Our executive compensation program emphasizes the use of performance-based compensation for our executive officers through our annual incentive plan and long-term equity awards where the value received is directly tied to our share price and, in many cases, require specific levels of financial performance to be satisfied for payout/vesting to occur. At the 2016 annual meeting, our say-on-pay proposal was supported by 98.5% of the votes cast, which we believe validates the Company’s “pay-for-performance” executive compensation approach to executive compensation.

During 2016, the Compensation Committee of the Board (the “Committee”) continued to evolve the Company’s executive compensation practices in response to shareholder feedback.  In each of 2015 and 2016, management has sought feedback from shareholders regarding ways that the Company can further enhance its program, with this outreach involving discussions with several of the Company’s largest shareholders.  During 2015, these discussions resulted in several changes to the Company’s executive compensation program, including a reduction in the CEO’s target bonus to 100% of base salary, and the use of return on invested capital as a new metric for the Company’s performance stock awards. Based on the results of further discussions with shareholders in 2016, the Committee made the following additional changes:

•

Discontinuation of Executive Employment Agreements.  The Company has historically entered into employment agreements with each of its US-based executive officers.  In 2016, the Committee resolved to discontinue this practice, and that existing employment agreements for US-based executives would not be renewed.  Instead, the Committee approved a new form of Change in Control and Severance Agreement, which was entered into with all such executive officers and superseded prior employment agreements.  Among other things, the new agreement eliminated “single-trigger” change-in-control vesting for time-based equity grants made to executive officers on or after July 1, 2016, and replaced it with double-trigger vesting provisions during the 24-month period following a change in control.

•

Approval of 3-Year, Relative TSR Performance Stock Units.  In 2015, the Committee granted executive officers performance-vesting equity that used EBITDA and return on invested capital as the applicable performance metrics.  Taking into account shareholder feedback received in 2016, the Compensation Committee granted performance stock units (“PSUs”) that vest based on the total shareholder return (“TSR”) of the Company’s common stock relative to the S&P Healthcare Select Index during a 3-year performance period beginning on July 1, 2016.  These PSUs represented 50% of each executive officer’s total equity-based incentive award for 2016.  The remaining award value was delivered equally in the form of time-based vesting restricted stock and non-qualified stock options.

•

Revisions to Time-Based Vesting Equity Award Agreements.  In June 2016, the Committee approved and adopted new forms of time-based vesting restricted stock and stock option award agreements for employees and outside directors, pursuant to which the Committee made new time-based equity grants as of July 1, 2016.  Among other things, these forms eliminated “single-trigger” change in control vesting for employees in situations where awards will be assumed by an acquirer, and replaced it with “double trigger” vesting, whereby awards will vest if, within 24 months of a change in control, the employee is terminated by the Company without “cause” or resigns for “good reason.”

•

Revised Stock Ownership Guidelines Further Promote Executive Officer and Director Share Ownership.  In March 2016, the Committee and the Board approved further updates to our stock ownership guidelines, which now apply to all executive officers and directors. The guidelines provide for Company stock ownership of 5x of base salary for the President and Chief Executive Officer and 2x of base salary for all other executive officers. The guidelines provide that each director should have ownership equal to 3x his or her annual director fee compensation. The revised guidelines are further described on page 14.

2016 Executive Total Compensation Mix

The charts below show the annual total direct compensation (full-year base salary, annual incentive compensation earned, and long-term incentive compensation awarded) for our President and Chief Executive Officer and our other named executive officers for 2016.  These charts illustrate that a significant portion of our named executive officer total direct compensation was performance-based (53% for our President and Chief Executive Officer).

* All other compensation value not displayed as it represents less than 1% of total direct compensation.

** Excludes compensation mix for Jeffrey M. Schumm, former Chief Administrative Officer, General Counsel and Corporate Secretary.

Governance of Executive Compensation

Some highlights of our compensation governance best practices include:

What we do:
✓	Maintain a rigorous, year-round process for making and evaluating pay decisions
✓	Engage with shareholders to obtain feedback from institutional and other shareholders regarding our compensation philosophy, structure and practices
✓

Emphasize variable and performance-based compensation, with cash-based and equity-based performance targets approved by the Compensation Committee based on budgeted levels reviewed and approved in advance by the Board

✓	Discourage unnecessary and inappropriate risk taking, including by obtaining an independent risk assessment analysis
✓	Regularly monitor our share utilization from equity compensation awards and the potential dilutive impact
✓	Maintain robust stock ownership guidelines for our executive officers and directors (including 5x salary for CEO)
✓	Maintain an incentive compensation clawback policy
✓	Provide for “double-trigger” change of control vesting on all new equity grants beginning in 2016
✓	Retain an independent compensation consultant who conducts an annual benchmarking of our compensation against industry peer group
✓	Include caps on annual incentive plan payments
✓

Beginning in 2017, annual equity grants to outside directors will be made in the form of one-year vesting restricted stock units with deferred delivery, whereby shares underlying vested awards are not delivered until after the applicable director ceases service as a director (thereby preventing directors from selling shares underlying these awards until after they cease director service)

What we don’t do:
X	Pay excise tax gross-ups for change of control payments
X	Reprice stock options
X	Pay cash severance (including to CEO) in excess of 2.0x salary and bonus
X	Permit hedging or pledging of our securities by directors or executive officers
X	Have defined pension benefit programs
X	Make welfare benefits or perquisites a significant part of our named executive officer compensation

Corporate Governance Highlights

We are committed to effective corporate governance and the regular review of our corporate governance practices to continue building on our success and long-term shareholder value.

Director Election

✓	Annual elections for all directors

Board Independence

✓	7 of our 8 continuing directors are fully independent under Nasdaq’s and our standards
✓	All four Board committees consist solely of independent directors

Standing Board Committees

•	Audit & Finance Committee (met 8 times in 2016)
•	Compensation Committee (met 12 times in 2016)
•	Compliance Committee (met 5 times in 2016)
•	Nominating & Governance Committee (met 4 times in 2016)

Practices and Policies

•	Experienced, diverse Board membership with extensive business expertise in life sciences, finance, international planning and operational matters
•	Commitment to Board refreshment, with an average tenure of 2.9 years for the eight directors that are nominated to continue serving after the Annual General Meeting
•	Independent directors met in executive session at every regular 2016 Board meeting
•	Approximately 97% average attendance by directors at Board and committee meetings in 2016
•	Strong Board leadership in the oversight of enterprise risk (including recently initiated Enterprise Risk Management review project)
•	Compliance Committee of the Board formed in 2013 to oversee and monitor a comprehensive, Company-wide compliance and ethics program that is led by our Chief Ethics and Compliance Officer
•	Annual board and committee self-assessments and, beginning in 2016, individual board member performance reviews
•	Structured director education and onboarding program
•	Shareholders representing at least 10% of the outstanding common stock may call a special meeting
•	No shareholder rights plan (i.e., no “poison pill”) or blank check preferred stock
•	No supermajority voting requirements to approve mergers or other business combination transactions
•	No related party transactions with any directors or named executive officers
•	No political or PAC contributions by Company

 PROXY STATEMENT FOR THE

 ORTHOFIX INTERNATIONAL N.V.

 2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS

THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO SHAREHOLDERS ON OR ABOUT MAY 5, 2017.

 ABOUT VOTING

Who can vote?

All record holders of shares of Orthofix common stock at the close of business on April 25, 2017 (the “Record Date”) are being sent this notice and will be entitled to vote at the Annual General Meeting. Each record holder on such date is entitled to cast one vote per share of common stock. As of April 25, 2017, there were 18,044,335 shares of Orthofix common stock outstanding.

Quorum, vote required

The presence, in person or by proxy, of the holders of fifty percent (50%) of the shares of Orthofix common stock outstanding on the Record Date is required to constitute a quorum at the Annual General Meeting. An absolute majority will be required in order to approve the proposals before the Annual General Meeting, except that the directors shall be elected by a plurality of the votes cast. Abstentions and “broker non-votes” are counted as shares that are present and entitled to vote on the proposals for purposes of determining the presence of a quorum, but they are not counted as votes cast and therefore will not have any effect on the outcome of voting on the proposals. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a record holder, you may cast your vote at https://www.proxypush.com/ofix.  See your proxy card for your online control number in order to vote.  If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted. All votes must be cast and received by 5:00 p.m., Eastern Daylight Time (EDT), on June 12, 2017.

Proxies

This proxy statement is being furnished to holders of shares of Orthofix common stock in connection with the solicitation of proxies by and on behalf of the Board of Directors for use at the Annual General Meeting.

All shares of Orthofix common stock that are represented at the Annual General Meeting by properly executed proxies received prior to or at the Annual General Meeting and which are not validly revoked, will be voted at the Annual General Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed proxy, such proxy will be voted in favor of each of the proposals. The Board of Directors does not know of any other matters that are to be presented for consideration at the Annual General Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with Orthofix, at or before the taking of the vote at the Annual General

Meeting, a written notice of revocation bearing a later date than the proxy, or (2) duly executing a subsequent proxy relating to the same shares of Orthofix common stock and delivering it to Orthofix before the Annual General Meeting. Attending the Annual General Meeting will not in and of itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to: Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao, at or before the taking of the vote at the Annual General Meeting.

Voting is confidential

We maintain a policy of keeping all proxies and ballots confidential.

The costs of soliciting these proxies and who will pay them

We will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.  We currently estimate that these costs to us will be approximately $40,000.

Obtaining an Annual Report on Form 10-K

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Form 10-K”) with the U.S. Securities and Exchange Commission (the “SEC”). A copy of the 2016 Form 10-K is contained in the materials that we are sending you along with this proxy statement. The 2016 Form 10-K is also available on our website at www.orthofix.com. If you would like to receive an additional copy of the 2016 Form 10-K, we will send you one free of charge. Please write to:

Orthofix International N.V.

3451 Plano Parkway

Lewisville, TX 75056

Attention: Mr. Mark Quick, Investor Relations

You may also contact Mr. Quick at (214) 937-2924 or at MarkQuick@orthofix.com.

The voting results

We will publish the voting results from the Annual General Meeting in a Current Report on Form 8-K, which we will file with the SEC after the conclusion of the meeting. You will also be able to find the Form 8-K on our website at www.orthofix.com.

Whom to call if you have any questions

If you have any questions about the Annual General Meeting, voting or your ownership of Orthofix common stock, please contact Mr. Quick at (214) 937-2924 or at MarkQuick@orthofix.com. Directions to the meeting can be found at http://www.proxydocs.com/ofix.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on June 13, 2017

The 2017 Proxy Statement and the 2016 Annual Report to Shareholders are available at http://www.proxydocs.com/ofix

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

 OWNERS AND MANAGEMENT AND RELATED

 STOCKHOLDERS

Who are the principal owners of Orthofix common stock?

The following table shows each person, or group of affiliated persons, who beneficially owned, directly or indirectly, at least 5% of Orthofix common stock. Our information is based on reports filed with the SEC by each of the firms or individuals listed in the table below. You may obtain these reports from the SEC.

The Percent of Class figures for the common stock are based on 18,044,335 shares of our common stock outstanding as of the record date. Except as otherwise indicated, each shareholder has sole voting and dispositive power with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,217,682	(1)	12.3%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,815,948	(2)	10.1%
Camber Capital Management LLC 101 Huntington Avenue Boston, MA 02199	1,500,000	(3)	8.3%
Diamond Hill Capital Management, Inc. 325 John H. McConnell Blvd., Suite 200 Columbus, OH 43215	997,215	(4)	5.5%

(1) Information obtained from a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on April 10, 2017. The Schedule 13G/A discloses that BlackRock has sole voting power over 2,171,656 shares and sole dispositive power over 2,217,682 shares.

(2) Information obtained from a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on April 10, 2017. The Schedule 13G/A discloses that Vanguard has sole power to vote or direct the vote of 35,396 shares, sole power to dispose of or to direct the disposition of 1,774,213 shares, and shared power to dispose or to direct the disposition of 41,735 shares.

(3) Information obtained from a Schedule 13F-HR/A filed with the SEC jointly by Camber Capital Management LLC (“Camber”) on March 16, 2017. The Schedule 13F-HR/A discloses that Camber has sole power to vote and dispose all of the reported shares.

(4) Information obtained from a Schedule 13G filed with the SEC by Diamond Hill Capital Management, Inc. (“Diamond Hill”) on February 6, 2017. The Schedule 13G discloses that Diamond Hill has sole voting power over 936,470 shares and sole dispositive power over 997,215 shares.

Common stock owned by Orthofix’s directors and executive officers

The following table sets forth the beneficial ownership of our common stock, including stock options currently exercisable and exercisable within 60 days of the Record Date, by each director, each director nominee, each current and former executive officer listed in the Summary Compensation Table, and all current directors, director nominees and executive officers as a group. The percent of class figure is based on 18,044,335 shares of our common stock outstanding as of the record date. All directors and executive officers as a group beneficially owned 1,002,498 shares of Orthofix common stock as of such date. Unless otherwise indicated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Bradley R. Mason	214,580	(1)	1.2%
Michael M. Finegan	159,038	(2)	*
Ronald A. Matricaria	113,886	(3)	*
Davide Bianchi	77,396	(4)	*
Doug Rice	62,361	(5)	*
Bradley V. Niemann	56,552	(6)	*
James F. Hinrichs	48,559	(7)	*
Guy J. Jordan, PhD	42,925	(8)	*
Anthony F. Martin, PhD	37,950	(9)	*
Maria Sainz	25,233	(10)	*
Luke Faulstick	23,950	(11)	*
Lilly Marks	17,950	(12)	*
Michael E. Paolucci	11,450	(13)	*
Jeffrey M. Schumm**	10,300	(10)	*
Alexis V. Lukianov	—		*
All directors and executive officers as a group (17 persons)	1,002,498		5.6%

* Represents less than one percent.

** This named executive officer is no longer employed by us, but served as an executive officer during part of the 2016 fiscal year.

(1) Reflects 180,755 shares owned directly and 33,825 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(2) Reflects 45,275 shares owned directly and 113,763 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(3) Reflects 83,886 shares owned directly and 30,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(4) Reflects 56,620 shares owned directly and 20,776 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(5) Reflects 49,166 shares owned directly and 13,195 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(6) Reflects 45,377 shares owned directly and 11,175 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(7) Reflects 26,059 shares owned directly and 22,500 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(8) Reflects 26,925 shares owned directly and 16,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(9) Reflects 15,450 shares owned directly and 22,500 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(10) All of such shares are owned directly.

(11) Reflects 8,950 shares owned directly and 15,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(12) Reflects 10,450 shares owned directly and 7,500 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(13) Reflects 3,950 shares owned directly and 7,500 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

 COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and holders of more than 10% of our common stock (collectively, the “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based on our review of these reports and related representations by the Reporting Persons, we believe that all Section 16(a) reports were filed timely in 2016.

 Executive Officers

Our current executive officers are listed and described below.  Messrs. Mason, Rice, Bianchi, Finegan and Niemann are referred to collectively throughout this proxy statement as our “named executive officers.”

Name	Age	Position
Bradley R. Mason	63	President and Chief Executive Officer and Director
Doug Rice	51	Chief Financial Officer
Davide Bianchi	52	President, Global Extremity Fixation
Kimberley A. Elting	52	Chief Legal Officer
Michael M. Finegan	53	Chief Strategy Officer
Raymond Fujikawa	60	President, Spine Fixation
Robert A. Goodwin II	46	President, Biologics
Bradley V. Niemann	47	President, BioStim

Bradley R. Mason. Mr. Mason has served as a director since the 2013 Annual General Meeting. Mr. Mason rejoined Orthofix in March 2013 as our President and Chief Executive Officer after previously serving as Group President, North America from June 2008 through October 2009, and as a Strategic Advisor from November 2009 through October 2010. Prior to being appointed as Group President, North America, he had served as a Vice President of the Company since December 2003, when the Company acquired Breg, Inc. Prior to its acquisition by Orthofix, Mr. Mason had served as President and Chairman of Breg, a company he principally founded in 1989 with five other shareholders. Mr. Mason has over 30 years of experience in the medical device industry, some of which were spent with dj Orthopedics (formally DonJoy) where he became an owner and executive in its early development stage and held the position of Executive Vice President. Following his retirement from Orthofix in 2010, he served in a variety of part-time consulting and advisory roles, including as a consultant to Orthofix since October 2012, which consulting relationship terminated as of March 13, 2013 when he rejoined Orthofix. Mr. Mason is the named inventor on 38 issued patents in the orthopedic product arena. He graduated Summa Cum Laude with an Associate of Arts and Associate of Science degree from MiraCosta College.

Doug Rice. Mr. Rice became the Company’s Chief Financial Officer in April 2015.  He joined Orthofix as Chief Accounting Officer on September 4, 2014 and was appointed to the position of Interim Chief Financial Officer as of September 27, 2014. Mr. Rice joined the Company from Vision Source, an international optometric network provider, where he had served since 2012 as Senior Vice President and Chief Financial Officer. Mr. Rice served as the Vice President Finance, Treasurer of McAfee, a security technology company, from 2007 to 2012, when it was acquired by Intel. From 2000 to 2007, he served as the Senior Vice President, Corporate Controller of Concentra, Inc., a national healthcare service provider. Mr. Rice’s over 25 years of finance experience also included finance leadership positions with la Madeleine, Allied Marketing Group as well as

PricewaterhouseCoopers (formerly Coopers & Lybrand). He is a certified public accountant, and holds an MBA and BBA, with honors, from Southern Methodist University.

Davide Bianchi. Mr. Bianchi joined Orthofix as President, International Extremity Fixation in July 2013 and was named as the Company’s President, Global Extremity Fixation in December 2013. From February 2009 through June 2013, Mr. Bianchi served as President of the Heart Valve Global Business Unit at Sorin Group. Earlier in his career, he spent ten years with Edwards Lifesciences, where he served as the European Marketing Manager; the Business Director, Emerging Markets; the Managing Director, Germany; the VP, Sales; and, most recently, the VP, Marketing, EMEA. Mr. Bianchi received his Master in Business Management from ISTUD Milano.

Kimberley A. Elting. Ms. Elting joined Orthofix as Chief Legal Officer in September 2016. Before joining the Company, she had served since 2013 as General Counsel and Vice President Corporate Affairs at TriVascular Technologies, Inc. In this role, she led the legal, compliance, human resources (HR) and government affairs functions. Between 2007 and 2012, she served in various roles of increasing responsibility with St. Jude Medical, including General Counsel and Vice President of HR and Health Policy for the Neuromodulation Division. She also previously was a partner at the Jones Day law firm where she counseled clients in the health care sector on mergers and acquisitions and regulatory matters. A graduate of Ithaca College, Ms. Elting earned her Law Degree from the University of Denver and an LL.M. in Health Law from Loyola University Chicago.

Michael M. Finegan. Mr. Finegan joined Orthofix in June 2006 as Vice President of Corporate Development, and became the President, Biologics in March 2009. In October 2011, he was promoted to Senior Vice President, Business Development, and President, Biologics, and in June 2013, to his current position as Chief Strategy Officer. Prior to joining Orthofix, Mr. Finegan spent sixteen years as an executive with Boston Scientific in a number of different operating and strategic roles, most recently as Vice President of Corporate Sales. Earlier in his career, Mr. Finegan held sales and marketing roles with Marion Laboratories and spent three years in banking with First Union Corporation (Wachovia). Mr. Finegan earned a BA in Economics from Wake Forest University.

Raymond Fujikawa. Mr. Fujikawa came to the Orthofix team in August 2013 as Sr. Vice President of Commercial Strategy. With more than 33 years of experience in medical device sales, Mr. Fujikawa was directly responsible for establishing sales forces at Mitek, Surgiquip and Li Medical Technologies while serving as their Vice President of Sales. Additionally, he was Vice President of Sales at Breg, Inc. where he was one of the creators of their business solution program. Mr. Fujikawa is the author of the sales training program "Student of the Game" which is used by companies to enhance their sales results. He frequently lectures on this program at major university business schools. Mr. Fujikawa began his career as a medical device salesman, which led him to increasing responsibilities in successive management roles.

Robert A. Goodwin II. Mr. Goodwin assumed the role of President of the Biologics strategic business unit in July 2013. Mr. Goodwin joined Orthofix in 2006 as Director of Business Development before being promoted to Vice President of Finance in 2008, Vice President of Business Development in 2009 and the role of Vice President of Marketing for Biologics in 2012. He has more than 22 years of medical device experience, including escalating levels of responsibility in functional areas of finance, sales, new product development, I/T, business development and marketing. Prior to joining Orthofix, Mr. Goodwin was with U.S. Endoscopy, Aspect Medical Systems, and CR Bard. Mr. Goodwin holds a Bachelor degree in Accounting and Finance from the University of Maine.

Bradley V. Niemann. Mr. Niemann was appointed President of the BioStim strategic business unit in June 2013. He joined Orthofix in March 2012 as Senior Vice President of Commercial Operations for Orthofix's Global Spine Business. Mr. Niemann has more than 15 years of experience in the medical devices industry, with a particularly strong track record in expanding the utilization of bone growth stimulation technology. From 2004-2012, Mr.

Niemann worked in a variety of management roles at DJO Global, Inc. before joining Orthofix. Mr. Niemann holds a Bachelor of Science in Management from DePaul University.

 INFORMATION ABOUT DIRECTORS

The Board of Directors and Committees of the Board

Our Articles of Association provides that the Board shall consist of not less than six and no more than fifteen directors, the exact number to be determined from time-to-time by resolution of the Board. Our Board of Directors is currently comprised of ten seats, though two current members of the Board, Guy J. Jordan, PhD and Anthony F. Martin, PhD, will be retiring from the Board effective as of the date of the Annual General Meeting. The Board has resolved to set the size of the Board at eight seats effective as of such time. Directors are elected at each Annual General Meeting by a plurality of the votes cast, in person or by proxy by the shareholders. Directors are elected for one-year terms. Because we are required by Curaçao law to hold the Annual General Meeting in Curaçao, we do not have a policy regarding director attendance at the Annual General Meeting of Shareholders. No directors were present at our 2016 Annual General Meeting of Shareholders.

Our Board usually meets at least four times per year in person at regularly scheduled meetings, but will meet more often in person if necessary. In addition, the Board typically holds several additional meetings each year by telephone conference as events require. The Board met six times during 2016, four of which were in-person meetings.  The Board has four standing committees: the Audit and Finance Committee, the Compensation Committee, the Compliance Committee and the Nominating and Governance Committee. During 2016 each director attended more than 88% of the aggregate of all meetings by the Board of Directors and the Committees on which he or she served held during the period for which he or she was a director or Committee member, as applicable.

Of the eight persons the Board has nominated for election as a director at the Annual General Meeting, the Board has determined that each of Mr. Faulstick, Mr. Hinrichs, Mr. Lukianov, Ms. Marks, Mr. Matricaria, Mr. Paolucci and Ms. Sainz are independent under the current listing standards of the Nasdaq Global Select Market. Mr. Mason is not considered independent as he also serves as the Company’s President and Chief Executive Officer. A list of our director nominees and background information for each of them is presented in the section “Proposal 1: Election of Directors,” beginning on page 46.

Board Leadership Structure

Mr. Matricaria, who is an independent director, serves as the Chairman of the Board. Mr. Mason, who is also a director, serves as the Company’s President and Chief Executive Officer. The Board believes that the separation of these two critical roles best serves the Company’s shareholders at this time because it allows our President and Chief Executive Officer to focus on providing leadership over our day-to-day operations while our independent Chairman focuses on leadership of the Board.

The Audit and Finance Committee

Our Audit and Finance Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The committee oversees the Company’s financial reporting process on behalf of the Board. The committee is responsible for the selection, compensation, and oversight of the Company’s independent registered public accounting firm. The committee reviews matters relating to the Company’s internal controls, as well as other matters warranting committee attention. The committee also meets privately, outside the presence of Orthofix management, with our independent registered public accounting firm. The Audit and Finance Committee’s report for 2016 is printed below at page 58.

The Board has adopted a written charter for the Audit and Finance Committee, a copy of which is available for review on our website at www.orthofix.com .

The Audit and Finance Committee met eight times during 2016 (four of which were in-person meetings).

Mr. Faulstick, Mr. Hinrichs and Mr. Matricaria currently serve as members of the Audit and Finance Committee, with Mr. Hinrichs serving as Chair. Under the current rules of the Nasdaq Global Select Market and pursuant to Rule 10A-3 of Schedule 14A under the Securities Exchange Act of 1934, as amended, all of the committee members are independent. Our Board of Directors has determined that Mr. Hinrichs is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K.

The Compensation Committee

The Compensation Committee is responsible for establishing compensation policies and determining, approving and overseeing the total compensation packages for our executive officers and other key employees, including all elements of compensation. The committee administers our 2012 Long-Term Incentive Plan (the “2012 LTIP”), the primary equity incentive plan under which we make equity-related awards, together with its predecessor, the 2004 Long-Term Incentive Plan (under which some grants made prior to 2013 remain outstanding) (the “2004 LTIP”). In addition, the committee administers our Amended and Restated Stock Purchase Plan (the “SPP”), an equity plan under which most of our employees and directors are eligible to purchase common stock of the Company. The committee also administers prior plans that continue to have outstanding awards, but under which we no longer grant awards. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives” for information on these plans.

The Compensation Committee met twelve times during 2016 (five of which were in-person meetings).

The Board has adopted a written charter for the Compensation Committee, a copy of which is available for review on our website at www.orthofix.com.

As of the beginning of 2016, Dr. Jordan, Ms. Marks, and Ms. Sainz served as the members of the Compensation Committee, with Dr. Jordan serving as Chair. As part of the Board’s normal committee rotation process, Mr. Paolucci and Dr. Martin replaced Ms. Marks and Ms. Sainz on the committee in March 2016, and Ms. Sainz and Mr. Lukianov will replace Drs. Jordan and Martin as of the date of the annual meeting (at which time Mr. Paolucci will become Chair). All of these members (i) are non-employee, non-affiliated, outside directors who have been determined by the Board to be independent under the current rules of the Nasdaq Global Select Market and (ii) satisfy the qualification standards of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and Section 16 of the Exchange Act.

No interlocking relationship, as defined in the Exchange Act, currently exists, nor existed during 2016, between our Board or Compensation Committee and the board of directors or compensation committee of any other entity.

The Compliance Committee

The Compliance Committee assists the Board in overseeing the Company’s Corporate Compliance and Ethics Program and the Company’s global compliance with various international and domestic laws and regulations, including those related to the U.S. Food and Drug Administration and requirements of the U.S. Foreign Corrupt Practices Act and other applicable global anti-corruption laws. The committee also assists the Board in overseeing the Company’s compliance with the Company’s own Corporate Code of Conduct, policies and procedures.

The Compliance Committee met five times in 2016 (four of which were in-person meetings).

The Board has adopted a written charter for the Compliance Committee, a copy of which is available for review on our website at www.orthofix.com .

As of the beginning of 2016, Dr. Jordan, Dr. Martin and Ms. Sainz served as members of the Compliance Committee, with Ms. Sainz serving as Chair. As part of the Board’s normal committee rotation process, Ms. Marks replaced Dr. Martin on the committee in March 2016, and Mr. Paolucci will replace Dr. Martin as of the date of the annual meeting. All of these members have been determined by the Board to be independent under the current rules of the Nasdaq Global Select Market and the SEC.

The Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying qualified individuals to become Board members, recommends to the Board nominees for election at each Annual General Meeting of Shareholders, develops and recommends to the Board the Company’s corporate governance principles and guidelines, and evaluates potential candidates for executive positions as appropriate. In connection with this role, the committee periodically reviews the composition of the Board in light of the characteristics of independence, skills, experience and availability of service, with an emphasis on the particular areas of skill and experience needed by the Board at any given time. The committee periodically reviews with the Chairman of the Board and the President and Chief Executive Officer succession planning, and makes recommendations to the Board in connection with succession planning. The committee also oversees the Board’s annual evaluation process, which includes the completion of questionnaires covering the Board, each committee and individual director performance.

The Nominating and Governance Committee met four times in 2016 (all of which were in-person meetings).

The Board has adopted a written charter for the Nominating and Governance Committee, a copy of which is available for review on our website at www.orthofix.com.

Mr. Faulstick, Mr. Hinrichs and Dr. Martin currently serve as members of the Nominating and Governance Committee, with Mr. Faulstick serving as Chair.  Mr. Lukianov will replace Dr. Martin on the committee as of the date of the annual meeting. All of these members have been determined by the Board to be independent under the current rules of the Nasdaq Global Select Market and the SEC.

Corporate Code of Conduct

Our Corporate Code of Conduct is the Company’s code of ethics applicable to all directors, officers and employees worldwide. The goals of our Corporate Code of Conduct, as well as our general corporate compliance and ethics program (which we have branded the Integrity Advantage™ Program), are to deter wrongdoing and to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) the full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Corporate Code of Conduct, and (v) accountability for adherence to the Corporate Code of Conduct. Our Corporate Code of Conduct applies to all areas of professional conduct, including customer relationships, conflicts of interest, financial reporting, use of company assets, insider trading, intellectual property, confidential information and workplace conduct. Under the Corporate Code of Conduct, employees, directors and executive officers are responsible for promptly reporting potential violations of any law, regulation or the Corporate Code of Conduct to appropriate personnel or a hotline we have established.

Our Corporate Code of Conduct is available for review on our website at www.orthofix.com under the Corporate Governance caption in the Investors section.

Board’s Role in Risk Oversight

Our Board of Directors plays an important role in overseeing various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. For example, the Audit and Finance Committee oversees our financial statements and the Compliance Committee assists in the Board’s oversight of compliance with certain legal and regulatory requirements. The Board believes the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

An important feature of the Board’s risk oversight function is to receive updates from its committees and management, as appropriate. In that regard, the Board regularly receives updates from the President and Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, and Chief Ethics and Compliance Officer, including in connection with material litigation and legal compliance matters. The Board also receives updates at quarterly in-person Board meetings on committee activities from each committee Chair. In addition, the president or other senior executive of each Company division or business unit periodically reviews and assesses the most significant risks associated with his or her division or unit. These assessments are then aggregated by our management team and presented to our Board of Directors. The Board regularly discusses with management these risk assessments and includes risk management and risk mitigation as part of its ongoing strategic planning process.

Shareholder Communication with the Board of Directors

To facilitate the ability of shareholders to communicate with the Board of Directors, we have established an electronic mailing address and a physical mailing address to which communications may be sent: boardofdirectors@orthofix.com, or The Board of Directors, c/o Mr. Ronald A. Matricaria, Chairman of the Board of Directors, Orthofix International N.V., 3451 Plano Parkway, Lewisville, TX 75056.

Mr. Matricaria reviews all correspondence addressed to the Board of Directors and presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of Mr. Matricaria, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our shareholders. Directors may at any time review the log of all correspondence received by Orthofix that is addressed to members of the Board and request copies of any such correspondence.

Nomination of Directors

As provided in its charter, the Nominating and Governance Committee identifies and recommends to the Board nominees for election or re-election to the Board and will consider nominations submitted by shareholders. The Nominating and Governance Committee Charter is available for review on our website at www.orthofix.com.

The Nominating and Governance Committee seeks to create a Board of Directors that is strong in its collective diversity of skills and experience with respect to finance, research and development, commercialization, sales, distribution, leadership, technologies and industry knowledge. The Nominating and Governance Committee reviews with the Board, on an annual basis, the current composition of the Board in light of the characteristics of independence, skills, experience and availability of service to Orthofix of its members and of anticipated needs. If necessary, we will retain a third party to assist us in identifying or evaluating any potential nominees for director. When the Nominating and Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of the Board at that time given the then current mix of director attributes.

As provided for in our Corporate Governance Guidelines, in nominating director candidates, the Nominating and Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability. In addition, our Corporate Governance Guidelines state that all nominations should attempt to ensure that the Board shall encompass a range of talent, skills and expertise sufficient to provide sound guidance with respect to our operations and activities. Other than as set forth in the Corporate Governance Guidelines with respect to the Board’s objective in seeking directors with a range of talent, skills and expertise, the Board and the Nominating and Governance Committee do not have a formal policy with respect to the diversity of directors.

Under our Corporate Governance Guidelines, directors must inform the Chairman of the Board and the Chair of the Nominating and Governance Committee in advance of accepting an invitation to serve on another company’s board of directors. In addition, no director may sit on the board of directors of, or beneficially own a significant financial interest in, any business that is a material competitor of Orthofix. The Nominating and Governance Committee reviews any applicable facts and circumstances relating to any such potential conflict of interest and determines in its reasonable discretion whether a conflict exists.

To recommend a nominee, a shareholder shall send notice to the Board c/o Luke Faulstick, Chair of the Nominating and Governance Committee, Orthofix International N.V., 3451 Plano Parkway, Lewisville, TX 75056. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given not later than 180 days before the first anniversary of the last Annual General Meeting of Shareholders. Once we receive the recommendation, the Nominating and Governance Committee will determine whether to contact the candidate to request that he or she provide us with additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must respond to our inquiries within the time frame provided in order to be considered for nomination by the Nominating and Governance Committee.

The Nominating and Governance Committee has not received any nominations for director from shareholders for the 2017 Annual General Meeting.

 CERTAIN RELATIONSHIPS AND RELATED

 TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-management directors, is responsible for establishing and administering the Company’s policies involving the compensation of its executive officers. No employee of the Company serves on the Compensation Committee. The Committee members have no interlocking relationships as defined by the SEC.

Approval of Related Person Transactions

Our policy, which is set forth in our Corporate Code of Conduct and Audit and Finance Committee charter, is that the Audit and Finance Committee will review and approve all related person transactions that meet the minimum threshold for disclosure under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Transactions with Related Persons

Tyson Fujikawa, the son of Raymond Fujikawa, our President, Spine Fixation, has been employed by the Company since 2007 and is currently the Vice President of International Sales Spine Fixation. For 2016, Tyson Fujikawa’s total cash compensation was approximately $335,000 which includes base salary, bonus and sales commissions.  In addition, during 2016, he participated in the Company’s general welfare plans and was granted 2,750 restricted stock awards, which vest in four equal annual installments.  These arrangements have been approved by our Audit and Finance Committee.

 Compensation Discussion and Analysis

Executive Overview

In 2016, we believe we improved our performance in almost every aspect of our business, exiting an era of heavy investment with a rebuilt infrastructure, robust compliance program, rigorous financial controls, strong balance sheet, excellent free cash flow and great momentum in our BioStim and Extremity Fixation businesses.  We believe we are well-positioned to execute on both organic and inorganic strategic opportunities focused on accelerating shareholder value creation.

To support growth in our business, the Board of Directors has continued to work hard to align the Company with corporate governance best practices.  Some of the recent changes we have made include the following:

New Directors Strengthen Independent Board.  Over the past several years, the Board has worked to recruit additional, highly qualified and committed directors to refresh the Board’s composition and further enhance its expertise and independence.  Seven of our eight continuing director nominees at the Annual General Meeting are fully independent, outside directors, six of whom have joined the Board since March 2014.  These recruits, including a Chairman of the Board and Chairman of the Audit and Finance Committee, bring a diverse set of talents and experiences, including extensive business expertise in life sciences, finance, international planning and operational matters.

Active Audit and Finance Committee.  As part of our commitment to strengthening the Board, we have appointed three new independent directors to our Audit and Finance Committee since 2014, including an audit committee financial expert who chairs the committee.  The committee has taken a very active role, meeting over 50 times since the beginning of 2014.  As further described below, the committee has overseen a re-staffing of the Company’s internal finance department and worked closely with this new internal finance team to strengthen the Company’s financial reporting systems and controls.

Finance Team Strengthening and Maintaining Sustainable Internal Controls.  Since the Company’s determination to restate prior period financial statements in 2013, we have built a new internal finance department, including new hires for the roles of Chief Financial Officer, Vice President of Reporting and Technical Accounting, and Vice President of U.S. Accounting and Consolidations.  During this period, our new internal finance team implemented a series of measures that successfully remediated the internal control material weaknesses that the new team inherited.  The Board and management have supported this remediation effort through our Project Bluecore initiative, through which we have invested heavily in strengthening our accounting and internal controls systems.  As of December 31, 2015 and 2016, and there were no internal control material weaknesses.  Additionally, the Company has engaged an independent firm to support the internal audit function, which includes testing to confirm that our internal controls over financial reporting are operating effectively.

Compensation Committee Continues to Promote Best Practices.  In addition to the actions noted above, we have also maintained focus on our commitment to strong corporate governance practices, particularly in the area of executive compensation.  Some of our recent developments in 2016 included the following:

Double-Trigger Change-of-Control Vesting. In keeping with our commitment to implement “double-trigger” change-in-control vesting for equity, the Compensation Committee approved a new form of equity grant agreement in 2016, which was used for 2016 grants and will be used for future grants.

Discontinuation of Executive Employment Agreements. The Company ended its historic practice of entering into employment agreements with each of its US-based executive officers in favor of a new form of Change in Control and Severance Agreement.  Among other things, the new agreement eliminates “single-trigger” change-in-control vesting for time-based equity grants made to executive officers on or after July 1, 2016, and replaces it with double-trigger vesting provisions during the 24-month period following a change in control.

Approval of 3-Year, Relative TSR Performance Stock Units.  In 2015, the Committee granted executive officers performance-vesting equity that used EBITDA and return on invested capital as the applicable performance metrics.  Taking into account shareholder feedback received in 2016, the Compensation Committee granted performance stock units (“PSUs”) that vest based on the total shareholder return (“TSR”) of the Company’s common stock relative to the S&P Healthcare Select Index during a 3-year performance period beginning on July 1, 2016.  These PSUs represented 50% of each executive officer’s total equity-based incentive award for 2016. The remaining award value was delivered equally in the form of time-based vesting restricted stock and non-qualified stock options.

Independently Prepared Executive Compensation Competitive Assessment.  Once again this year, the Compensation Committee procured an independent, executive compensation competitive assessment to measure our program against peer companies.  Though most aspects of our program were determined to be within the competitive range of our peers, the Committee took these results into consideration in approving our 2017 executive compensation program.

Update of Stock Ownership Guidelines.  In March 2016, the Compensation Committee and the Board further updated our stock ownership guidelines, which were originally implemented in 2010 and 2011.  The updated guidelines apply to all executive officers and directors. The guidelines provide that the President and Chief Executive Officer should have an ownership in the Company’s common stock equal to 5 times his or her annual base salary, while all other executive officers (including executive officers who are not “named executive officers” in the proxy statement) should have ownership equal to 2 times his or her annual base salary.  The guidelines provide that each director should have ownership equal to 3 times his or her annual director fee compensation. Full credit is given under the guidelines for common stock owned, while 50% credit is provided for (i) unvested time-based vesting restricted stock and (ii) the unrealized gain on vested and in-the-money stock options. No credit is given for unvested stock options, out-of-the-money stock options or unvested performance vesting restricted stock or units.  The guidelines include a 5 year phase-in period from the date of appointment or election, as applicable, and progress towards meeting and maintaining these amounts is measured annually on February 28.

Subject to phase-in periods for recent appointments, all executive officers and directors are in compliance with the policy at the present time.

Compensation Guiding Principles and Philosophy

The Compensation Committee (referred to throughout this Compensation Discussion and Analysis (“CD&A”) as the “Committee”) is comprised solely of independent directors.  The Committee recommends to the Board for determination by the Board the President and Chief Executive Officer’s compensation, and discharges the responsibilities of the Board relating to all compensation of the Company’s other executive officers (including equity-based compensation). The Committee guides itself in large part by our executive compensation philosophy. The compensation program for executive officers reflects the Committee’s “pay-for-performance” outlook, which seeks to align compensation with the goals of growing our business and increasing shareholder value.

In addition, the Committee is further guided by a set of overall compensation guidance principles, which the Committee, working closely with its independent compensation consultant, Willis Towers Watson (formerly Towers Watson), developed during 2014, and which were approved by our Board of Directors in December 2014 and most recently modified and reaffirmed in September 2016. These guiding principles are as follows:

•	Compensation programs should be simple, equitable and transparent.
•	Compensation programs should appropriately take into consideration the competitive market to facilitate the attraction and retention of key talent.
•	The design and incentive measures for compensation programs should promote long-term shareholder value creation and be aligned with shareholder interests.
•	The rewards philosophy for compensation should support Orthofix’s long-term business strategy of profitably growing its business while prudently managing risk.
•	The compensation program framework should support and reinforce Orthofix’s “we’re in this together” philosophy.
•

Compensation programs should create a strong performance linkage to short-term and long-term financial results while recognizing the importance of individual performance; more dollars should go to high performers.

•	The cash-based annual incentive plan should provide a clear line-of-sight to adopted company objectives and incorporate a limited number of measurable metrics.
•

The overall incentive plan should recognize that equity is a valuable resource that will be allocated based upon contribution, performance, and potential; a portfolio approach using time and performance based restricted stock (or restricted stock units)  and stock options is important; the equity-based long-term incentive program for executive officers should include grants tied to rigorous and measurable performance goals.

•	The compensation philosophy should recognize that from time-to-time there may be a need to deviate from established compensation guidelines to acquire and retain key talent.

Consistent with these guiding principles, the Committee’s compensation philosophy is to fairly compensate executive officers with an emphasis on providing incentives that balance our short- and long-term objectives. As described in more detail below, achievement of short-term objectives is rewarded through base salary and annual cash incentive awards, while grants of stock options and restricted stock encourage executive officers to focus on our long-term goals. These core components remain the basis for our executive compensation philosophy as we seek to achieve growth.

In implementing this overall “pay-for-performance” compensation philosophy for the Company’s executive officers, the Committee places considerable emphasis on variable elements of pay within the executive compensation program. These elements consist of the Company’s annual incentive plan, which is intended to reward executive officers for achieving specific operating and financial objectives, as well as a long-term incentive plan that consists of stock options, balanced with both performance-based and time-based vesting shares of restricted stock, to the extent they are available to grant. The Committee seeks to provide rewards through the annual incentive plan by measuring performance based on key pre-established measures reflecting positive financial performance by the Company and its business units. The Committee also seeks to provide strong linkage between executives and shareholders with grants of equity, as the value of these awards appreciates in accordance with the market value of the Company’s common stock. In addition to variable compensation programs, executives also receive health and welfare benefits that are generally consistent with those provided by our peer group and with the level of health and welfare benefits provided to all Company employees.

Governance of Executive Compensation

As described further below, executive compensation for our executive officers is reviewed and established annually by the Committee, which consists solely of independent directors. The Committee’s compensation decisions are intended to reflect its ongoing commitment to strong compensation governance, which the Committee believes is reflected in the following elements of our executive compensation:

•

Pay At Risk Based on Performance — As our programs are designed using a “pay-for-performance” philosophy, actual pay realized (earned) by our executives is predominantly at risk through our performance-based annual incentive program and through our long-term incentive grants that consist of both stock options (which will only provide value to executives if our stock price appreciates) and both time-based and performance-based vesting stock awards.  In structuring this mix of compensatory elements, the Committee seeks to deliver pay in a way that reinforces focus on balancing short- and long-term financial performance objectives, while supporting performance with policies that focus on prudent risk taking and the balance between risk and reward.

•

Stock Ownership Guidelines Align Our Executive Officers and Directors with Shareholders — The Committee believes that a significant portion of each executive’s and director’s compensation should be tied to the Company’s financial performance and share price. We seek to award stock options and restricted stock pursuant to our long-term incentive plan so that over a period of time, a significant portion of actual compensation is provided in the form of share-based compensation. In this regard, we have adopted stock ownership guidelines that apply to all of our executive officers and directors, as more fully described above on page 14.

•

Clawback Policy Promotes Long-Term Performance — In 2012, we adopted a clawback policy that applies to each of our executive officers, and applies to both cash-based and equity-based compensation. This policy is more fully described below on page 30.

•

No Repricing of Stock Options — Equity awards, including stock options, are never issued with below-market exercise prices, and the repricing of stock options without shareholder approval is expressly prohibited under both the 2012 LTIP and 2004 LTIP. The Committee believes that the issuance of discount stock options and authorization of post-grant date repricings are each not performance-based pay practices, and therefore inconsistent with the Committee’s commitment to “pay-for-performance”.

•

Independent Report Supports Committee’s Risk Assessment — The Committee annually assesses the relationship between the Company’s compensation policies and practices for all employees and risk, including whether such policies and practices encourage imprudent risk taking, and/or would be reasonably likely to have a material adverse effect on the Company. At the Committee’s request, the Committee’s independent compensation consultant delivered a report in 2016, assessing potential risk that may be present in the design or administration of the Company’s compensation program. Consistent with the independent compensation consultant’s findings, the Committee believes that the Company’s compensation programs (executive and broad-based) provide multiple and effective safeguards to protect against undue risk.

•

No Hedging Policy — Our corporate governance guidelines prohibit all executive officers and directors from engaging in any hedging or monetization transactions involving the Company’s securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.  No executive officers or directors currently are parties to a hedge with respect to any shares of Common Stock of the Company.

•

No Pledging Policy — Our corporate governance guidelines prohibit all executive officers and directors from pledging the Company’s securities as collateral for a loan.  Acquiring Company shares on margin, or holding Company shares in a margin account, is also prohibited.  No executive officers or directors currently are parties to a pledge of any shares of Common Stock of the Company.

Compensation Process

The Committee is responsible for establishing and evaluating compensation policies and determining, approving and evaluating executive compensation, including the total compensation packages for our executive officers. The Committee is also responsible for compensation for all employees under the Company’s equity incentive plans and other executive compensation policies and programs. The Committee specifically considers and approves the compensation for the executive officers and recommends for approval of the Board the compensation for the Chief Executive Officer. (The Chief Executive Officer is prohibited from being present during Committee or Board voting or deliberations with respect to his own compensation arrangements.) The Committee also is responsible for making recommendations to the Board regarding the compensation of directors. The Committee relies on the President and Chief Executive Officer to make recommendations on certain aspects of compensation as discussed below. The Committee acts under a written charter adopted by the Board. The Committee reviews its charter annually and recommends any changes to the Board. The charter is available on our website at www.orthofix.com. Dr. Jordan, Ms. Marks and Ms. Sainz served as members of the Compensation Committee at the beginning of 2016, with Dr. Jordan serving as Chair. Consistent with the Company’s committee rotation practices, Dr. Martin and Mr. Paolucci replaced Ms. Marks and Ms. Sainz in March 2016.

During 2016, each member of the Board who served on the Committee was an independent, non-employee, non-affiliated, outside director while he or she served on the Committee. The Committee has furnished its report below.

Role of Executive Officers

At the Committee’s request, from time to time certain of our senior management present compensation-related initiatives to the Committee. For instance, while the Committee approves all elements of compensation for executive officers, the Committee requests on an annual basis that senior management aid the Committee in fulfilling its duties by facilitating the gathering of information relating to potential targets and goals under our annual incentive program as well as possible stock option or restricted stock grants.  The Committee then reviews this information in connection with it setting annual incentive targets and goals, or making equity grants. The President and Chief Executive Officer is generally responsible for the non-executive officer employee compensation process within the Company, and provides input to the Committee in such capacity. The President and Chief Executive Officer also provides the Committee with additional input, perspective, and recommendations in connection with the Committee’s salary determinations for executive officers. The President and Chief Executive Officer, Chief Financial Officer, and Chief Legal Officer frequently attend meetings of the Committee in these respective capacities. These individuals are excluded from any Committee or Board deliberations or votes regarding their own compensation.

Compensation Consultant

The Committee has the authority under its charter to retain, at the Company’s expense, outside compensation consultants to assist in evaluating compensation. The Committee also has the authority to terminate those engagements. In accordance with this authority and to aid the Committee in fulfilling its duties, the Committee has engaged Willis Towers Watson since 2004 as its outside compensation consultant.

In its role as compensation consultant, Willis Towers Watson has worked with the Committee to develop our executive compensation guiding principles and philosophy. Willis Towers Watson also, at the Committee’s request, periodically conducts reviews and recommends updates to our executive officer and director compensation programs and long-term incentive practices.

In connection with their engagement, Willis Towers Watson reported to the Committee regarding its independence based on the six factors outlined in SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Committee considered these factors in connection with the re-engagement of Willis Towers Watson in 2016, and concluded that Willis Towers Watson is independent and that its engagement by the Committee raised no conflicts of interest.

Peer Group Benchmarking

Decisions related to executive compensation program design and pay levels are informed, in part, by the practices and pay levels of comparable peer organizations. As it has for several consecutive years, during 2016 the Committee engaged Willis Towers Watson to conduct an executive compensation analysis that provided summarized data on market competitive levels of total compensation. This assessment, which was completed and presented in December 2016, compared Orthofix executive pay levels versus the competitive market to determine whether they remain consistent with our compensation philosophy.  In conducting the assessment, Willis Towers Watson made comparisons to our peer group and considered the compensation levels and program design for executive officers of those peer group companies based upon publicly-available disclosure regarding the compensation arrangements at those companies.

In conducting the 2016 benchmarking, Willis Towers Watson utilized a selection of 17 peer companies. This selection of peer companies, or “peer group,” reflects revisions to the Company’s 2015 peer group, which revisions were approved by the Committee in December 2016. The revisions to the peer group consisted of the addition of ABIOMED, Inc., Exactech Inc., Globus Medical, Inc., K2M Group Holdings Inc. and RTI Surgical Inc., and the deletion of Alphatec Holdings, Inc., Masimo Corporation, Thoratec Corp and Tornier N.V. The peer group was selected because of its overall similarity to Orthofix in terms of annual revenue, business complexity, medical technology product lines and geographic penetration. The revised peer group consists of the following medical technology and device manufacturers and distributors, some of which we may compete against for executive talent.

ABIOMED, Inc.	K2M Group Holdings, Inc.

Angiodynamics, Inc.	Merit Medical Systems, Inc.

CONMED Corporation	Natus Medical Inc.

Exactech, Inc.	NuVasive, Inc.

Globus Medical, Inc.	NxStage Medical, Inc.

Haemonetics Corporation	RTI Surgical Inc.

ICU Medical Inc.	The Spectranetics Corporation

Integer Holdings Corporation	Wright Medical Group N.V.

Integra LifeSciences Holdings Corporation

The results of Willis Towers Watson’s 2016 assessment were that, on average, base salary for our named executive officers was positioned at or near the market median of our peer group, while target incentive plan compensation was generally positioned between the market median and the 75th percentile (which Willis Towers Watson considers to be broadly aligned with the competitive market). Total cash compensation levels (base salary plus annual incentive plan bonus), as well as total direct compensation (total cash compensation plus expected value of long-term incentive equity grants), were each found in the aggregate to be within competitive range of the 75th percentile.

The Role of Shareholder Say-on-Pay Votes

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”), and subsequently evaluates these results. At the 2016 annual meeting, the Company’s say-on-pay proposal was supported by 98.5% of the votes cast, which we believe validates the Company’s “pay-for-performance” approach to executive compensation. The Committee evaluated the results of the meeting in the summer of 2016, together with other feedback it has received from shareholders.  In each of 2015 and 2016, management sought feedback from shareholders regarding ways that the Company can further enhance its program, with this outreach involving discussions with several of the Company’s largest shareholders.  During 2015, these discussions resulted in several changes to the Company’s compensation program, including a reduction in the CEO’s target bonus to 100% of base salary, and the use of return on invested capital as a new metric for the Company’s performance stock awards. Based on the results of further discussions with shareholders in 2016, the Committee made the following additional changes:

•

Discontinuation of Executive Employment Agreements.  The Company has historically entered into employment agreements with each of its US-based executive officers.  In 2016, the Committee resolved to discontinue this practice, and that existing employment agreements for US-based executives would not be renewed.  Instead, the Committee approved a new form of Change in Control and Severance Agreement, which was entered into with all such executive officers and superseded prior employment agreements.  Among other things, the new agreement eliminated “single-trigger” change-in-control vesting for time-based equity grants made to executive officers on or after July 1, 2016, and replaced it with double-trigger vesting provisions during the 24-month period following a change in control.

•

Approval of 3-Year, Relative TSR Performance Stock Units.  In 2015, the Committee granted executive officers performance-vesting equity that used EBITDA and return on invested capital as the applicable performance metrics.  Taking into account shareholder feedback received in 2016, the Compensation Committee granted performance stock units (“PSUs”) that vest based on the total shareholder return (“TSR”) of the Company’s common stock relative to the S&P Healthcare Select Index during a 3-year performance period beginning on July 1, 2016.  These PSUs represented 50% of each executive officer’s total equity-based incentive award for 2016.  The remaining award value was delivered equally in the form of time-based vesting restricted stock and non-qualified stock options.

•

Revisions to Time-Based Vesting Equity Award Agreements.  In June 2016, the Committee approved and adopted new forms of time-based vesting restricted stock and stock option award agreements for employees and outside directors, pursuant to which the Committee made new time-based equity grants as of July 1, 2016.  Among other things, these forms eliminated “single-trigger” change in control vesting for employees in situations where awards will be assumed by an acquirer, and replaced it with “double trigger” vesting, whereby awards will vest if, within 24 months of a change in control, the employee is terminated by the Company without “cause” or resigns for “good reason.”

•

Revised Stock Ownership Guidelines Further Promote Executive Officer and Director Share Ownership.  In March 2016, the Committee and the Board approved further updates to our stock ownership guidelines, which now apply to all executive officers and directors. The guidelines provide for Company stock ownership of 5x of base salary for the President and Chief Executive Officer and 2x of base salary for all other executive officers. The guidelines provide that each director should have ownership equal to 3x his or her annual director fee compensation. The revised guidelines are further described on page 14.

The Committee believes that the voting results over the course of the last several years affirm shareholders’ overall support of the Company’s approach to executive compensation, including continuing efforts by the Committee during that time to evolve the Company’s compensation programs towards policies viewed by institutional and other shareholders as most aligning executive compensation with the interests of shareholders and good corporate governance. In addition to listening to the input of shareholders, the Committee also has considered many other factors in evaluating the Company’s executive compensation programs, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, periodic evaluations of our programs by our compensation consultant, and annual review of data versus a comparator group of peer companies, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in shareholders’ best interests. Each of these factors bore on the Compensation Committee’s subsequent decisions regarding named executive officers’ compensation for 2016 and 2017. The Committee will continue to consider feedback from shareholders, including the outcome of the Company’s say-on-pay votes, when making future compensation decisions for its named executive officers.

Elements of Executive Compensation

Overview

Our compensation program for executive officers and other key employees consists of three primary elements:

•	annual salary;
•	performance-based incentives in the form of annual cash bonuses; and
•	long-term equity-based incentives under our long-term incentive plan.

The Committee reviews annually what portion of an executive officer’s compensation should be in the form of salary, potential annual performance-based cash bonuses and long-term equity-based incentive compensation. The Committee believes an appropriate mix of these elements, commensurate with our compensation philosophy, will assist the Committee in meeting its compensation objectives. See below for more information on the Committee’s guidelines for each element of executive compensation. As part of its decision making process, the Committee reviews information setting forth all components of the compensation and benefits received by our named executive officers. This information includes a specific review of dollar amounts for salary, bonus, perquisites and long-term equity-based incentive compensation. In addition, as further described below, we sometimes grant one-time bonuses in connection with new hires and promotions, or for retention or special recognition purposes.

The charts below show the annual total direct compensation (full-year base salary, annual cash incentive compensation earned and long-term equity incentive compensation received) for our President and Chief Executive Officer and our other named executive officers for 2016. These charts illustrate that a significant portion of our named executive officer total direct compensation was performance-based (53% for our President and Chief Executive Officer).

* All other compensation value not displayed as it represents less than 1% of total direct compensation.

** Excludes compensation mix for Jeffrey M. Schumm, former Chief Administrative Officer, General Counsel and Corporate Secretary.

Annual Salary

The Committee makes annual determinations with respect to the salaries of executive officers. In making these decisions, the Committee considers each executive officer’s performance, the market compensation levels for comparable positions within and outside our peer group, performance goals and objectives and other relevant information, including recommendations of the President and Chief Executive Officer. The Committee also makes annual recommendations to the Board for the salary of the President and Chief Executive Officer.

The Committee approved 2017 salary amounts for our currently employed named executive officers in December 2016. The Committee approved these amounts after considering the executive officer’s performance and Willis Towers Watson’s December 2016 peer group competitive assessment, which found that the Company’s executive officer base salaries were generally positioned within range of the 50th percentile of the peer group on average. A market adjustment was applied to the base salaries of some individual executive positions to better align with the peer group market median range. The range of increase was determined based on the individual executive officer’s positioning within the peer group study, as well as individual performance and contribution to Company performance. The 2017 annual base salary amounts for our currently employed named executive officers are as follows:

Name	Title	2016 Annual Base Salary	2017 Annual Base Salary	Percentage Increase
Bradley R. Mason	President and Chief Executive Office	$ 700,000	$ 710,800	1.5%
Doug Rice	Chief Financial Officer	$ 345,000	$ 390,000	13.0%
Michael M. Finegan	Chief Strategy Officer	$ 396,500	$ 412,500	4.0%
Bradley V. Niemann	President, BioStim	$ 340,000	$ 370,000	8.8%
Davide Bianchi(1)	President, Global Extremity Fixation	CHF 353,632	CHF 364,948	3.2%

(1) Mr. Bianchi is paid in Swiss Francs (CHF). Based on the average exchange rate to U.S. Dollars applicable during the 2016 fiscal year (1.0109), the amounts shown in the table above would be $357,487 and $368,926, respectively.

Cash Performance-Based Incentives – Annual Incentive Program

The Committee believes that a significant portion of the compensation for each executive officer should be in the form of annual performance-based cash bonuses.  These bonuses are provided through our annual incentive program, which seeks to tie an executive officer’s total cash compensation to our immediate, 1-year financial performance. As described above, Willis Towers Watson’s 2016 competitive assessment found that, on average, our target incentive plan compensation was generally positioned between the market median and the 75th percentile (which Willis Towers Watson considers to be broadly aligned with the competitive market).

Under our annual incentive program, at the outset of each year the Committee establishes target performance goals and a range of performance around the target performance goals for which a bonus would be paid as described below.

For 2016, performance goals for Messrs. Mason, Rice, Finegan and Schumm were based on Company-wide net sales and adjusted operating income performance, each weighted at 50%. (Adjusted operating income consists of GAAP-derived operating income net of credits or charges that were considered by the Committee at the time bonus targets were set to be outside of the normal ongoing operations of the Company.)  For Messrs. Bianchi and Niemann, these two metrics were each weighted at 25%, while sales and adjusted operating income for such executive’s strategic business unit (Extremity Fixation and Biostim, respectively) were each weighted at 25%.

We set the performance goals with the intent that it will be challenging for a participant to receive 100% of his or her incentive opportunity target award. However, an executive officer can earn up to 150% of his or her targeted bonus based upon actual performance measured against the range of established performance goals. No payouts are made for performance that is less than the amount at which a 50% payout is received for the applicable component – for example, in 2016 net sales of 97% of our targeted goal would have resulted in a 50% of target payout for that component, and net sales below 97% of target would have resulted in no payout for that component.

The proposed goals and related matrix were reviewed and approved by the Committee in March 2016, and performance was then subsequently assessed by the Committee in March 2017. Each of the Committee members at the time of the applicable action participated in and approved these respective determinations.

The table below describes the target goals and actual achievement for the categories described above in 2016.

Category of 2016 Goals(1)	Percent Achievement Targets (in millions)					Actual Achievement (in millions)
	50%	75%	100%	125%	150%
Company-wide Net Sales	$402.9	$409.1	$415.3	$421.6	$427.8	$409.4	76.0%
Company-wide Operating Income	$59.6	$62.9	$66.2	$72.8	$79.4	$77.3	142.0%
Extremity Fixation SBU Net Sales	$99.3	$100.9	$102.4	$104.0	$105.5	$103.6	119.0%
Extremity Fixation SBU Operating Income	$9.1	$9.5	$10.0	$11.1	$12.1	$11.1	127.2%
BioStim SBU Net Sales	$165.5	$168.0	$170.6	$173.2	$175.7	$176.5	150.0%
BioStim SBU Operating Income	$50.9	$53.7	$56.6	$62.2	$67.9	$67.4	147.8%

(1) Committee approval of targets in March 2017 provided that targeted amounts would be adjusted to eliminate the effect of subsequent currency fluctuations.  The targeted amounts shown in the table reflect the original targets as adjusted to reflect such pre-approved constant currency adjustments.

Aggregate Payouts

To calculate the bonus amount payable, the aggregate weighted achievement percentage for each named executive officer was multiplied by the target amount of bonus for which that participant was eligible.  These results are described in the tables below.

Name	Company-wide Net Sales Percent Achievement	SBU Net Sales Percent Achievement	Company-wide Adjusted Operating Income Percent Achievement	SBU Adjusted Operating Income Percent Achievement	Weighted Percent Achievement
Bradley R. Mason	76.0%	N/A	142.0%	N/A	109.0%
Doug Rice	76.0%	N/A	142.0%	N/A	109.0%
Jeffrey M. Schumm	76.0%	N/A	142.0%	N/A	109.0%
Michael M. Finegan	76.0%	N/A	142.0%	N/A	109.0%
Bradley V. Niemann	76.0%	150.0%	142.0%	147.8%	129.0%
Davide Bianchi	76.0%	119.0%	142.0%	127.2%	116.1%

Name	2016 Base Salary Amount	Target Bonus Percentage of Salary	Weighted Percent Achievement	Total Annual Incentive Plan Bonus
Bradley R. Mason	$700,000	100%	109.0%	$763,000
Doug Rice	$345,000	60%	109.0%	$225,630
Jeffrey M. Schumm	$401,303	60%	109.0%	$155,284	(1)
Michael M. Finegan	$396,500	60%	109.0%	$259,311
Bradley V. Niemann	$340,000	60%	129.0%	$263,160
Davide Bianchi (2)	CHF 353,632	60%	116.1%	CHF 246,340

(1) Mr. Schumm’s employment ceased as of August 4, 2016; therefore, his total bonus amount was pro-rated down to the amount shown based on the portion of the year he was an employee of the Company.

(2) Mr. Bianchi is paid in Swiss Francs (CHF). Based on the average exchange rate to U.S. Dollars in effect at the time of approval of the bonus targets (1.0109), the amounts shown in the table would be $357,487 and $249,025, respectively.

Payouts to the named executive officers under the annual incentive program are reflected in column (g) of the “Summary Compensation Table.”

Other Bonus Payments

From time-to-time, the Committee uses its discretion to grant bonuses for performance or for other circumstances, such as in the cases of new hires and promotions. (See column (d) of the “Summary Compensation Table.”)

Long-Term Equity-Based Incentives

Long-Term Incentive Plan – 2012 LTIP

Our primary equity compensation plan is the 2012 LTIP, which our shareholders approved in June 2012. As of April 25, 2017, 1,166,551 shares remained available for grant pursuant to this plan.

Some current and former executive officers continue to hold outstanding awards under our 2004 LTIP, although we no longer grant awards under this plan. All named executive officers are also eligible, at their discretion, to acquire shares of common stock pursuant to our SPP. Each plan is described below. The Committee administers each of these plans and only the Committee makes long-term incentive plan grants to named executive officers. In addition, the Committee has in rare instances made inducement grants (in accordance with applicable Nasdaq rules) to newly hired executives outside of shareholder approved plans, as it did in 2013 in connection with the hiring of Mr. Mason. These inducement grants have been made on terms that are substantially the same as grants made under the 2012 LTIP or 2004 LTIP, except that the inducement grants made to Mr. Mason in 2013 vest upon the satisfaction of certain performance criteria related to the trading price of the Company’s common stock.

As further described below, the Committee grants a mix of restricted stock and stock options under the 2012 LTIP. The plan contains a “fungible share pool,” under which each share of restricted stock, restricted stock unit or performance stock unit counts as 1.84 shares for purposes of plan capacity. So, for example, a grant of 100 shares of restricted stock and a grant of 184 stock options each diminish the share capacity under the plan by 184 shares.

At the present time, the Committee grants three types of awards to employees under the plan: (i) time-based vesting stock options, (ii) time-based vesting restricted stock, and (iii) performance-based vesting restricted stock or stock units:

Time-Based Vesting Grants

Under the Company’s current form of employee restricted stock and stock option grant agreements, time-based vesting restricted stock and stock options vest and become exercisable in one-fourth increments on each of the first four anniversaries of the grant date. Generally, the unvested portion of any time-based grant is forfeited if an employee voluntarily ceases employment prior to vesting. In the event that an employee is terminated by the Company without cause, any portion of the grant that would have vested during the calendar year of termination vests, while any remaining unvested portion is forfeited. In the event an employee dies, suffers a long-term disability, or retires within certain age and service tenure parameters, the full grant vests. In all of the foregoing circumstances, vested stock options are subject to a limited post-employment exercise period, which ranges from 3 to 18 months depending on the circumstance. In the case of stock options held by employees who remain continuously employed, the options expire and are no longer exercisable 10 years from the grant date. Should a change of control (such as a sale of the Company) occur while a grantee remains employed, unvested portions of the grant will accelerate only if the employee separates from employment in specific circumstances within 24 months of the change in control.

Performance-Based Vesting Grants

In recent years, the Committee has actively worked with its compensation consultant to implement performance-based vesting equity grants. The Committee first made such a grant in 2013 at the time Mr. Mason joined the Company. Rather than receiving a time-based grant, Mr. Mason agreed that his initial inducement grant of stock options would be subject to a vesting criteria based on sustained performance of the Company’s common stock. Specifically, 50% of this grant vests upon the Company’s common stock having a sustained average closing price of $45 or greater, while 50% of this grant vests upon the common stock having a sustained average closing price of $50 or greater.

2014 Grants

For 2014, the Committee made performance-based vesting restricted stock grants to executives that vested upon the Company’s Adjusted EBITDA, as defined in the grant agreement equaling or exceeding $75,000,000 in the aggregate on a trailing 12 month basis as of the end of two consecutive fiscal quarters ending on or before December 31, 2017. In March 2017, the Committee determined that the vesting criteria for these awards had been achieved based on the Company’s financial results for the most recent five fiscal quarters completed as of December 31, 2016.

2015 Grants

For 2015, the Committee made grants to executive officers under a form of performance-based vesting restricted stock and performance share unit agreement. Under this form of agreement, recipients received performance-based vesting restricted stock in an amount equal to 100% of the target performance criteria and performance stock units that provide for additional shares to be issued if performance criteria is achieved between 100% and 150% of targets with respect to the 2018 fiscal year.  Half of the restricted stock “target” award vest if the Company’s Adjusted EBITDA shall equal or exceed $78,500,000 in the aggregate during the 2016, 2017 or 2018 fiscal years and half vest if the Company’s ROIC equals or exceeds 12.2% for any of such fiscal years.  In the event that either of the criteria are not satisfied, each portion of the award may be achieved at a 50-100% performance level if Adjusted EBITDA for the 2018 fiscal year is between $74,575,000 and $78,500,000 and ROIC for the 2018 fiscal year is between 11.59% and 12.2%, respectively.  In the event that either target is achieved at a 100% performance level, additional shares will be issued above the target portion at a 100-150% achievement level if Adjusted EBITDA for the 2018 fiscal year is between $78,500,000 and $86,350,000 and ROIC for the 2018 fiscal year is between 12.2% and 13.42%, respectively.  Generally, if an employee voluntarily ceases employment prior to satisfaction of this criterion, the award is forfeited. If prior to achievement an employee dies, suffers a long-term disability, retires within certain age and service tenure parameters, or is terminated by the Company without cause, the employee remains eligible to vest if and when the performance criteria is satisfied. In the event a change of control occurs prior to both March 31, 2018 and the date of any employee-specific forfeiture, the grant will accelerate and become vested at the target level.  The aggregate award potential is illustrated in the table below:

Metric	Weighting	Threshold (50% vesting)	Target (100% vesting)	Maximum Achievement (150% vesting)
Adjusted EBITDA	50%	$74.6M for 2018 FY	$78.5M for 2016, 2017 or 2018 FY	$86.4M for 2018 FY
ROIC	50%	11.6% for 2018 FY	12.2% for 2016, 2017 or 2018 FY	13.4% for 2018 FY

In March 2017, the Committee determined that the vesting criteria for the Adjusted EBITDA 100% vesting performance target had been achieved based on the Company’s financial results for the fiscal year ended December 31, 2016. The shares related to the ROIC metric and the performance stock units remain unvested, while both metrics remain eligible for maximum vesting based on 2018 performance.

2016 Grants

For 2016, the Committee granted 50% of an executive officer’s total equity award value in the form of performance stock units (“PSUs”) that will vest based on the total shareholder return (“TSR”) of the Company’s common stock relative to other companies in the S&P Healthcare Select Index during a three-year performance period.  The performance period is Friday, July 1, 2016 through Friday, June 28, 2019, with change in share price during the performance period measured using the average closing price during the twenty days preceding each of the beginning and the end of the performance period. Achieved vesting percentages will be as follows:

Company's TSR Percentile Rank	Vesting Percentage
Below 25th Percentile	0%
25th Percentile	50% (threshold)
50th Percentile	100% (target)
75th Percentile	200% (maximum)

In the event that the Company’s TSR percentile rank for the performance period falls between any of the amounts set forth above (to the extent greater than the threshold and lower than the maximum), the vesting percentage will be determined by linear interpolation between such amounts.

The PSU award agreement provides that (i) the vesting percentage may not exceed 100% if the Company’s absolute TSR during the performance period is negative, and (ii) the vesting percentage may not exceed an amount such that the product of the vesting percentage multiplied by the closing price of the Company’s common stock on June 28, 2019 is greater than five times the closing price of the Company’s common stock on the grant date. Following the end of the three-year performance period, the shares are subject to a one-year holding period requirement. Generally, if an employee voluntarily ceases employment prior to the end of the three-year performance period, the entire award is forfeited. However, if prior to the end of the performance period an employee dies, suffers a long-term disability, resigns for “good reason,” or is terminated by the Company without “cause,” the employee remain eligible to vest, to the extent of the vesting percentage earned by the Company’s TSR percentile rank for the three-year performance period, on a pro rata basis based on the portion of the three-year performance period that such person remained employed. In addition, if a change in control occurs during the three-year performance period, the Company’s TSR performance will be deemed achieved at the greater of (i) target or (ii) the Company’s achieved percentile rank for the period from July 1, 2016 through the change in control date. If awards were assumed by an acquirer in such a change in control, the achieved portion of the award would convert to a time-based award that would vest at the end of the original three-year performance period. Until such time, vesting would accelerate if the employee is terminated by the Company without “cause” or resigns for “good reason” (i.e., the award would be subject to a “double trigger” vesting provision similar to time-based awards).

The remaining 2016 incentive-based equity award value was delivered to executive officers equally in time-based vesting restricted stock and non-qualified stock options.

Equity Award Approval Process

The Committee’s date of approval of equity incentive grants is typically the second quarterly in-person Board meeting of the fiscal year. The grant date of an award is on or after the approval date.  Our policy, in accordance with the terms of the 2012 LTIP, is that the closing price of the Company’s common stock on the date of grant will be used to set the exercise price for stock options.

Generally, the Committee’s approval of annual stock option and restricted stock grants occurs at a time when the Company’s insider trading window for executives is open. However, in the event that grants are made when such window is closed, the Committee does not seek to affect the value of grants by timing them in relation to the release or non-release of material public information.

Stock Purchase Plan

Our SPP, as amended, provides for the issuance of shares of our common stock to eligible employees and directors of the Company and its subsidiaries that elect to participate in the plan and acquire shares of our common stock through payroll deductions (including executive officers). During each purchase period, eligible individuals may designate between 1% and 25% (or any other percentage as determined by the Compensation Committee) of their cash compensation to be deducted from that compensation for the purchase of common stock under the plan. Under the plan, the purchase price for shares is equal to the lower of: (i) 85% of the fair market value per share on the first day of the plan year, or (ii) 85% of the fair market value of such shares on the last day of the plan year. The plan year begins on January 1 and ends on December 31. Elections must be made prior to the beginning of each plan year, except in the case of newly appointed directors, who may elect to contribute within 30 days after becoming a director. As amended, up to a total of 1,850,000 shares may be issued under the SPP. As of April 25, 2017, 345,555 shares remain available to be issued under the SPP.

Other Compensation

Deferred Compensation Plan

Between 2007 and 2010, certain of our executive officers deferred a portion of their earnings through our Deferred Compensation Plan. Since 2011, we have not permitted any further contributions to this plan; however, some of our executives continue to hold vested balances under the plan relating to prior contributions. (See “Deferred Compensation.”) The plan is intended to be an unfunded plan under the provisions of the Employee

Retirement Income Security Act (“ERISA”). However, our subsidiary, Orthofix Holdings, Inc., has established a rabbi trust to provide funds for the payment of benefits under the plan and has previously made discretionary contributions to the rabbi trust in amounts equal to the compensation previously deferred by plan participants. While the rabbi trust is an asset of Orthofix Holdings, Inc. and can be revoked by Orthofix Holdings, Inc. at any time, upon a change of control, the rabbi trust will become irrevocable and must be used to pay plan benefits. Further, if a change of control occurs, Orthofix Holdings, Inc. must make a contribution to the rabbi trust in an amount that is sufficient to pay all plan benefits and the projected fees and expenses of the trustee of the rabbi trust. It is intended that the terms of the plan will be interpreted and applied to comply with Section 409A of the Internal Revenue Code.

For recordkeeping purposes, accounts are maintained for each participant to reflect the amount of his or her hypothetical earnings or losses on the prior deferrals based on designations previously made by the applicable participant. These designations allocate balances among the various independently established funds and indexes chosen by the plan administrator, or measurement funds, to measure hypothetical earnings and losses on the deferred amounts. The balance credited to each participant’s account is adjusted periodically to reflect the hypothetical earnings and losses. We are not obligated to invest any amount credited to a participant’s account in such measurement funds or in any other investment funds.

A participant who previously made contributions to the plan may elect to receive an in-service distribution of the balance credited to his or her plan account in a lump sum or in a series of annual installments over a one-, three-, five- or ten-year period. In the event a participant terminates employment with us for any reason other than retirement or death, the participant will receive a distribution of the entire amount credited to his account in a single lump sum. In the case of a termination due to retirement or in the case of a change of control, the participant can elect to receive either a single lump sum or a series of annual installments over a one-, three-, five- or ten year period. In the case of a termination due to death or if a participant experiences a disability, the balance credited to the participant’s account will be paid out in a single lump sum, unless installment payments have already begun at the time a participant dies. In such a case, such installments shall be continued as originally elected unless the participant’s beneficiary is a trust or estate, in which case the remaining balance will be paid in a lump sum.

Perquisites and Other Personal Benefits

Our executive officers are entitled to or may otherwise be the beneficiaries of certain limited perquisites including a car allowance (since removed, effective July 1, 2016), reimbursement for tax preparation expenses and an annual physical exam to a maximum amount of $5,000 per executive officer per year. In addition, our executive officers and directors are entitled to reimbursement of expenses relating to their spouse’s travel in connection with no more than one Board meeting per year. We do not consider any of these significant or out of the ordinary course for similarly situated companies.

Other Plans

Executive officers participate in our 401(k) plan on the same basis as other similarly situated employees. Other than the Orthofix Deferred Compensation Plan, we do not have a long-term retirement plan or other deferred compensation plan.

Executive Change-in-Control and Severance Agreements

In 2016, the Company discontinued its historic practice of entering into employment agreements with each of its US-based executive officers. Instead, the Compensation Committee approved a new form of Change in Control and Severance Agreement, which was offered to such executive officers. Pursuant to the new Change in Control and Severance Agreement, an executive officer will be eligible to receive the following severance payments and benefits upon termination of the executive’s employment (i) for death or disability, (ii) by the Company without “cause” (as defined in the agreement) or (iii) by the executive for “good reason” (as defined in the agreement):

•	Any unpaid base salary, accrued vacation or prior years’ bonus payable or owing through the date of termination;
•

The pro rata amount of any incentive compensation for the year of termination of employment (based on the number of business days the executive is actually employed by the Company and its subsidiaries during the year in which termination of employment occurs) based on the achievement of the Company’s performance goals for such year;

•

An amount equivalent to 1.5x or 1.0x, depending on the executive, times the sum of: (i) the executive’s annual base salary, (ii) the executive’s current year’s target bonus; provided that during the 24-month period following any change in control and (iii) $12,500 for use towards outplacement services, the foregoing multiples increase by 0.5 (to 2.0x or 1.5x, depending on the executive); and

•

If the executive elects COBRA in a timely manner, the executive will be reimbursed for the executive’s monthly premium payments for COBRA coverage for a period of up to 18 or 12 months, depending on the executive.

The right to receive cash payments following a change in control remains subject to a “double trigger” provision, such that payments by the Company are only owed if the executive separates from employment in specific circumstances in connection with or following a change in control.

The agreement contains non-competition and non-solicitation covenants effective so long as the executive is an employee and for a period of 12 or 18 months, depending on the executive, after employment is terminated. The agreement also contains provisions that define certain vesting and exercise rights in connection with time-based stock options and time-based restricted stock granted (such as by defining the terms “cause,” “good reason” and “qualified retirement” for purposes of all prior and subsequent time-based equity grants). The agreement does not guarantee any minimum levels of cash or equity-based compensation levels during an executive’s employment with the Company. The term of the agreement continues in effect until the earlier of (i) the parties’ satisfaction of their respective obligations or (ii) the execution of a written agreement between the Company and the executive terminating the agreement. The agreement amends and supersedes the applicable executive’s prior employment agreement with the Company, which prior employment agreements became terminated, null and void upon execution of the new Change in Control and Severance Agreement.

Section 280G

Generally, if it is determined that any amount or benefit payable to an executive officer under his agreement or otherwise in conjunction with his employment would give rise to liability of the executive officer for the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision, then the amount of benefits payable to that executive officer shall be reduced by the Company to the extent necessary so that no portion is subject to those provisions. This reduction shall only be made if the net amount of payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on the reduced payments other than the excise tax (as that term is defined in each agreement)) is greater than the excess of (1) the net amount of the payments, without reduction (but after making the above referenced deductions) over (2) the amount of excise tax to which the executive officer would be subject in respect of those payments.

Certain Other Provisions

The employment agreements contain confidentiality, non-competition and non-solicitation covenants effective so long as the executive officers are employees of Orthofix or any of its subsidiaries and for a period of one year after employment is terminated. The agreements also contain confidentiality and assignment of inventions provisions that last indefinitely. We paid all reasonable legal fees and expenses of each executive officer’s counsel in connection with the preparation and negotiation of each employment agreement, and are obligated to pay each executive’s reasonable attorneys’ and related fees, costs and expenses in certain circumstances in the event of a dispute.

Orthofix’s obligation to pay or provide any severance benefits under each agreement (other than any benefits as a result of death) is conditioned upon the executive officer signing a release of claims in favor of the Company and its affiliates by a specified date following separation from employment.

Compensation Recoupment (Clawback) Policy

In December 2012, we adopted a compensation recoupment, or “clawback” policy, which applies to all of our executive officers. Under this policy, if we are required to prepare an accounting restatement due to material noncompliance by Orthofix, as a result of misconduct, with any financial reporting requirement under the securities laws, each executive officer is required to reimburse us for (i) any bonus or other incentive-based or equity-based compensation received by such executive officer during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement, and (ii) any profits realized from the sale of our securities of during that 12-month period.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation payments to certain of our named executive officers in excess of $1 million per year per person, unless certain requirements are met. The Compensation Committee generally intends to maximize deductibility of compensation under Section 162(m) to the extent consistent with our overall compensation objectives. Our annual incentive program described on page 23, which consists of cash performance-based bonus awards made pursuant to our 2012 LTIP, and our performance-based vesting equity awards, are each based on goals determined by the Committee consistent with performance measures described in the 2012 LTIP. Because the 2012 LTIP was approved by our shareholders, to the extent that the Company complies with other various requirements under Section 162(m) of the Code, the compensation paid pursuant to performance measures may be deductible by the Company even if such compensation exceeds $1 million per person for such year. If compliance with Section 162(m) of the Internal Revenue Code conflicts with our compensation philosophy or is determined not to be in the best interest of our shareholders, the Committee will abide by our compensation philosophy. As such, the Compensation Committee may choose to authorize compensation that does not meet the requirements of Section 162(m).

 REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the members of management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

The Compensation Committee

Guy J. Jordan, PhD, Committee Chair
Anthony F. Martin, PhD
Michael E. Paolucci

 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by or paid to our named executive officers for each of the last three fiscal years during which the officer was a named executive officer.

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($) (d)		Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	All Other Compensation ($) (h)		Total ($) (i)
Bradley R. Mason - President and	2016	705,576	—		2,583,953	762,136	763,000	19,180	(4)	4,833,845
Chief Executive Officer	2015	689,192	—		1,659,312	473,680	710,656	26,825	(5)	3,559,665
	2014	610,769	—		1,714,625	486,332	612,186	26,097	(6)	3,450,009
Doug Rice - Chief Financial Officer	2016	350,519	—		560,551	165,335	225,630	17,178	(7)	1,319,213
	2015	337,500	—		795,153	226,407	172,368	22,520	(8)	1,553,948
	2014	91,346	47,000	(9)	265,620	99,520	16,098	5,648	(10)	525,232
Jeffrey M. Schumm - Former Chief	2016	238,764	—		—	—	155,284	656,767	(11)	1,050,815
Administrative Officer, General	2015	408,214	—		941,614	146,073	208,663	26,263	(12)	1,730,827
Counsel, and Corporate Secretary	2014	381,787	225,000	(13)	560,063	176,379	183,524	22,541	(14)	1,549,294
Michael M. Finegan - Chief	2016	401,972	—		516,100	152,224	259,311	19,036	(15)	1,348,643
Strategy Officer	2015	403,412	—		402,408	114,872	206,151	24,382	(16)	1,151,225
	2014	380,911	225,000	(17)	402,375	126,720	183,091	24,167	(18)	1,342,264
Bradley V. Niemann - President, BioStim	2016	345,519	—		824,078	139,828	263,160	6,277	(19)	1,578,862
Davide Bianchi - President,	2016	357,487	—		474,093	139,828	249,025	71,056	(21)	1,291,489
Global Extremity Fixation(20)	2015	359,506	—		402,408	114,872	147,415	73,581	(22)	1,097,782
	2014	365,936	189,372		402,375	126,720	175,844	74,295	(23)	1,334,542

(1) Amounts include salary deferred and further described in “Deferred Compensation.”

(2) Amounts shown do not reflect compensation actually received. Instead, the amounts shown are the aggregate grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

(3) Amounts shown reflect cash bonuses paid in 2017, 2016 and 2015 for performance in 2016, 2015 and 2014, respectively, pursuant to our annual incentive program. Our annual incentive program with respect to the 2016 fiscal year , including the Committee’s criteria for determining the amounts awarded with respect to the 2017 fiscal year, are described above under “Compensation Discussion and Analysis – Elements of Executive Compensation – Cash Performance-Based Incentives – Annual Incentive Program.”

(4) Reflects $5,400 for car allowance, $10,600 for 401k matching and $2,772 and $408 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(5) Reflects $10,800 for car allowance, $10,600 for 401k matching and $5,017 and $408 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(6) Reflects $10,800 for car allowance, $10,400 for 401k matching and $4,441 and $456 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(7) Reflects $5,400 for car allowance, $10,600 for 401k matching and $826 and $352 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(8) Reflects $10,800 for car allowance, $10,600 for 401k matching and $788 and $332 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(9) Reflects a $10,000 hiring bonus and a guaranteed bonus of $37,000 (which represents 35% of his pro-rated annual base salary during 2014)

(10) Reflects $3,510 for car allowance, $2,000 for 401k matching and $76 and $62 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(11) Reflects $620,696 for severance, $18,759 for un-used vacation, $5,400 for car allowance, $10,600 for 401k matching and $1,040 and $272 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(12) Reflects $10,800 for car allowance, $10,600 for 401k matching, $3,500 for an employee hire referral fee (under a referral program available to all employees) and $981 and $382 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(13) Reflects a special retention bonus of $225,000 approved in February 2014 of which 50% was paid to Mr. Schumm in March 2014 and the remainder in September 2015.

(14) Reflects $10,800 for car allowance, $10,400 for 401k matching and $913 and $428 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(15) Reflects $5,400 for car allowance, $10,600 for 401k matching, $1,663 in disability benefits, and $968 and $405 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(16) Reflects $10,800 for car allowance, $10,600 for 401k matching, $1,663 in disability benefits, and $968 and $351 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(17) Reflects a special retention bonus of $225,000 approved in February 2014 of which 50% was paid to Mr. Finegan in March 2014 and the remainder in September 2015.

(18) Reflects $10,800 for car allowance, $10,400 for 401k matching, $1,663 in disability benefits, and $911 and $393 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(19) Reflects $5,400 for car allowance and $530 and $347 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(20) Mr. Bianchi is compensated in Swiss Francs. Amounts shown in table reflect compensation amounts as converted to U.S. Dollars using the average exchange rate in effect during the 2016 calendar year of 1.0109.

(21) Reflects $24,261 for car and travel allowance and $46,795 for retirement matching.

(22) Reflects $27,330 for car and travel allowance and $46,251 for retirement matching.

(23) Reflects $26,092 for car and travel allowance and $48,203 for retirement matching.

 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards that were granted to our named executive officers during the fiscal year ended December 31, 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(3)	Maximum (#)(2)	All Other Stock Awards (#)(4)	All Other Option Awards (#)(5)	Equity Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Bradley R.		350,000	700,000	1,050,000	—	—	—	—	—		—
Mason	07/01/2016	—	—	—	18,150	36,300	72,600	—	—	—	1,797,939
	07/01/2016	—	—	—	—	—	—	17,707	—	—	786,014
	07/01/2016	—	—	—	—	—	—	—	63,525	44.39	762,136
Doug		103,500	207,000	310,500	—	—	—	—	—	—	—
Rice	07/01/2016	—	—	—	3,938	7,875	15,750	—	—	—	390,049
	07/01/2016	—	—	—	—	—	—	3,841	—	—	170,502
	07/01/2016	—	—	—	—	—	—	—	13,781	44.39	165,335
Jeffrey M.		120,391	240,782	361,173	—	—	—	—	—	—	—
Schumm
Michael M.		118,950	237,900	356,850	—	—	—	—	—	—	—
Finegan	07/01/2016	—	—	—	3,625	7,250	14,500	—	—	—	359,093
	07/01/2016	—	—	—	—	—	—	3,537	—	—	157,007
	07/01/2016	—	—	—	—	—	—	—	12,688	44.39	152,224
Bradley V.		102,000	204,000	306,000	—	—	—	—	—	—	—
Niemann	07/01/2016	—	—	—	3,330	6,660	13,320	—	—	—	329,870
	07/01/2016	—	—	—	—	—	—	3,249	—	—	144,223
	07/01/2016	—	—	—	—	—	—	—	11,655	44.39	139,828
	11/04/2016	—	—	—	—	—	—	9,820	—	—	349,985
Davide		107,246	214,492	321,738	—	—	—	—	—	—	—
Bianchi	07/01/2016	—	—	—	3,330	6,660	13,320	—	—	—	329,870
	07/01/2016	—	—	—	—	—	—	3,249	—	—	144,223
	07/01/2016	—	—	—	—	—	—	—	11,655	44.39	139,828

(1) Amounts shown represent the threshold, target and maximum amounts that could have been earned for fiscal year 2016 by each Named Executive Officer under our annual performance-based incentive compensation program. The actual amounts earned by each Named Executive Officer are included in the fiscal year 2016 “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above and discussed under “Cash Performance-Based Incentives – Annual Incentive Program” above.

(2) Amounts shown represent the minimum and maximum threshold amounts in shares earned based on performance if the minimum or maximum performance goals are achieved over the 3 year performance period beginning on July 1, 2016.  No shares will be issued for performance below the minimum target level.

(3) Amounts shown represent the target amount in shares earned if the target performance goal is achieved with respect to the 3 year performance period beginning on July 1, 2016.

(4) Amounts shown include awards of time-based restricted stock granted in 2016 under the 2012 LTIP. Such shares will vest ratably over four years (subject to certain acceleration provisions, as discussed under “Potential Payments upon Termination or Change in Control” below).

(5) Amounts shown include awards of stock options granted in 2016 under the 2012 LTIP. Such options will vest ratably over four years (subject to certain acceleration provisions, as discussed under “Potential Payments upon Termination or Change in Control” below).

(6) The exercise price of the stock options is equal to the closing price of the common stock on the grant date.

(7) Amounts shown reflect the grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)
Bradley R.	6,667	—		44.97	6/29/2017	—		—	—		—
Mason	—	75,000	(3)	38.82	3/13/2023	—		—	—		—
	—	75,000	(4)	38.82	3/13/2023	—		—	—		—
	21,300	21,300	(5)	36.25	6/30/2024	—		—	—		—
	12,525	37,575	(6)	33.12	6/30/2025	—		—	—		—
	—	63,525	(7)	44.39	7/01/2026	—		—	—		—
	—	—		—	—	7,900	(8)	285,822	—		—
	—	—		—	—	12,525	(9)	453,155	—		—
	—	—		—	—	17,707	(10)	640,639	—		—
	—	—		—	—	—		—	31,500	(11)	1,139,670
	—	—		—	—	—		—	33,400	(11)	1,208,412
	—	—		—	—	—		—	16,700	(11)	604,206
	—	—		—	—	—		—	36,300	(12)	1,313,334
Doug Rice	5,000	5,000	(13)	32.28	9/04/2024	—		—	—		—
	2,438	7,312	(14)	36.46	4/24/2025	—		—	—		—
	3,319	9,956	(6)	33.12	6/30/2025	—		—	—		—
	—	13,781	(7)	44.39	7/01/2026	—		—	—		—
	—	—		—	—	1,250	(15)	45,225	—		—
	—	—		—	—	3,000	(16)	108,540	—		—
	—	—		—	—	7,312	(17)	264,548	—		—
	—	—		—	—	3,318	(9)	120,045	—		—
	—	—		—	—	3,841	(10)	138,967	—		—
	—	—		—	—	—		—	8,850	(11)	320,193
	—	—		—	—	—		—	4,425	(11)	160,097
	—	—		—	—	—		—	7,875	(12)	284,918
Jeffrey M.	7,500	—		50.99	1/16/2017	—		—	—		—
Schumm	25,000	—		41.37	2/15/2022	—		—	—		—
	15,000	—		39.66	6/25/2022	—		—	—		—
	—	—		—	—	—		—	10,300	(11)	372,654
	—	—		—	—	—		—	10,300	(11)	372,654
	—	—		—	—	—		—	5,150	(11)	186,327
Michael M.	22,300	—		44.97	6/29/2017	—		—	—		—
Finegan	10,000	—		28.95	6/30/2018	—		—	—		—
	20,000	—		25.01	7/25/2019	—		—	—		—
	13,000	—		29.23	2/15/2021	—		—	—		—
	12,500	—		41.37	2/15/2022	—		—	—		—
	23,000	—		39.66	6/25/2022	—		—	—		—
	4,375	4,375	(18)	21.78	9/26/2023	—		—	—		—
	5,550	5,550	(5)	36.25	6/30/2024	—		—	—		—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)
	3,038	9,112	(6)	33.12	6/30/2025	—		—	—		—
	—	12,688	(7)	44.39	7/01/2026	—		—	—		—
	—	—		—	—	4,687	(19)	169,576	—		—
	—	—		—	—	1,850	(8)	66,933	—		—
	—	—		—	—	3,037	(9)	109,879	—		—
	—	—		—	—	3,537	(10)	127,969	—		—
	—	—		—	—	—		—	7,400	(11)	267,732
	—	—		—	—	—		—	8,100	(11)	293,058
	—	—		—	—	—		—	4,050	(11)	146,529
	—	—		—	—	—		—	7,250	(12)	262,305
Bradley V.	2,500	2,500	(20)	27.37	7/01/2023	—		—	—		—
Niemann	3,125	3,125	(18)	21.78	9/26/2023	—		—	—		—
	2,775	5,550	(5)	36.25	6/30/2024	—		—	—		—
	2,775	8,325	(6)	33.12	6/30/2025	—		—	—		—
	—	11,655	(7)	44.39	7/01/2026	—		—	—		—
	—	—		—	—	1,000	(21)	36,180	—		—
	—	—		—	—	625	(22)	22,613	—		—
	—	—		—	—	2,375	(19)	85,928	—		—
	—	—		—	—	1,850	(8)	66,933	—		—
	—	—		—	—	2,775	(9)	100,400	—		—
	—	—		—	—	3,249	(10)	117,549	—		—
	—	—		—	—	9,820	(23)	355,288	—		—
	—	—		—	—	—		—	7,400	(11)	267,732
	—	—		—	—	—		—	7,400	(11)	267,732
	—	—		—	—	—		—	3,700	(11)	133,866
	—	—		—	—	—		—	6,660	(12)	240,959
Davide	7,500	2,500	(24)	28.49	7/22/2023	—		—	—		—
Bianchi	4,688	1,562	(18)	21.78	9/26/2023	—		—	—		—
	5,550	5,550	(5)	36.25	6/30/2024	—		—	—		—
	3,038	9,112	(6)	33.12	6/30/2025	—		—	—		—
	—	11,655	(7)	44.39	7/01/2026	—		—	—		—
	—	—		—	—	625	(25)	22,613
	—	—		—	—	1,687	(19)	61,036	—		—
	—	—		—	—	1,850	(8)	66,933	—		—
	—	—		—	—	3,037	(9)	109,879	—		—
	—	—		—	—	3,249	(10)	117,549	—		—
	—	—		—	—	—		—	7,400	(11)	267,732
	—	—		—	—	—		—	8,100	(11)	293,058
	—	—		—	—	—		—	4,050	(11)	146,529
	—	—		—	—	—		—	6,660	(12)	240,959

(1) All options listed in this column were exercisable as of December 31, 2016.

(2) All options listed in this column were not exercisable as of December 31, 2016.

(3) These unvested options are subject to vesting the first date that the average closing price of the Common Shares on the Nasdaq Stock Market during the period of 22 trading dates ending on such date was $45 or greater.

(4) These unvested options are subject to vesting the first date that the average closing price of the Common Shares on the Nasdaq Stock Market during the period of 22 trading dates ending on such date was $50 or greater.

(5) One-half of these remaining unvested options are subject to vesting on each of June 30, 2017 and 2018.

(6) One-third of these remaining unvested options are subject to vesting on each of June 30, 2017, 2018 and 2019.

(7) One-fourth of these remaining unvested options are subject to vesting on each of July 1, 2017, 2018, 2019 and 2020.

(8) One-half of these remaining unvested shares of restricted stock are subject to vesting on each of June 30, 2017 and 2018.

(9) One-third of these remaining unvested shares of restricted stock are subject to vesting on each of June 30, 2017, 2018 and 2019.

(10) One-fourth of these remaining unvested shares of restricted stock are subject to vesting on each of July 1, 2017, 2018, 2019 and 2020.

(11) These remaining unvested shares of performance-based restricted stock and performance-based stock units are subject to vesting upon meeting certain EBITDA or ROIC based performance targets.

(12) These remaining unvested market-based performance stock units are subject to vesting upon meeting certain total shareholder return targets in relation to specified index companies over a 3 year performance period beginning on July 1, 2016.

(13) One-half of these remaining options are subject to vesting on each of September 4, 2017 and 2018.

(14) One-third of these remaining unvested options are subject to vesting on each of April 24, 2017, 2018 and 2019.

(15) One-half of these remaining unvested shares of restricted stock are subject to vesting on each of September 4, 2017 and 2018.

(16) One-half of these remaining unvested shares of restricted stock are subject to vesting on each of October 3, 2017 and 2018.

(17) One-third of these remaining unvested shares of restricted stock are subject to vesting on each of April 24, 2017, 2018 and 2019.

(18) All of these remaining unvested options are subject to vesting on September 26, 2017.

(19) All of these remaining unvested shares of restricted stock are subject to vesting on September 26, 2017.

(20) All of these remaining unvested options are subject to vesting on July 1, 2017.

(21) All of these remaining unvested shares of restricted stock are subject to vesting on March 15, 2017.

(22) All of these remaining unvested shares of restricted stock are subject to vesting on July 1, 2017.

(23) One-fourth of these remaining unvested shares of restricted stock are subject to vesting on each of November 4, 2017, 2018, 2019 and 2020.

(24) All of these remaining unvested shares of restricted stock are subject to vesting on July 22, 2017.

(25) All of these remaining unvested shares of restricted stock are subject to vesting on July 22, 2017.

For a summary of our standard option agreements, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.” See also “Agreements with Named Executive Officers.”

 OPTION EXERCISES AND STOCK VESTED

The following table provides information about the number of shares issued upon option exercises, and the value realized on exercise, by our named executive officers during fiscal 2016.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Bradley R. Mason	20,000	182,800	21,042	869,011
Doug Rice	—	—	5,670	244,764
Jeffrey M. Schumm	63,214	1,100,034	20,263	853,858
Michael M. Finegan	103,750	1,324,088	6,625	283,197
Bradley V. Niemann	2,755	25,475	5,850	248,668
Davide Bianchi	—	—	4,250	184,077

(1) Value realized on exercise calculated based on the difference between the closing price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares exercised.

(2) Value determined by multiplying the number of vested shares by the closing price of our common stock on the vesting date.

 DEFERRED COMPENSATION

The following table provides information about the amount of compensation deferred by our named executive officers at December 31, 2016. For any named executive officer not listed on the following table, no information was applicable. For more information about deferred compensation, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Other Compensation – Deferred Compensation Plan.”

Name (a)	Executive Contributions in 2016 ($)(1) (b)	Executive Distributions in 2016 ($) (b)	Aggregate Earnings in 2016 ($) (d)	Aggregate Balance at December 31, 2016 ($)(2) (f)
Jeffrey M. Schumm	—	—	17,096	183,045
Michael M. Finegan	—	—	5,215	49,651

(1) Represents the dollar amount of salary set forth on the Summary Compensation Table, which the executive has deferred in accordance with the Deferred Compensation Plan.

(2) The amounts in the Aggregate Balance at December 31, 2016 column, other than earnings on deferred compensation and amounts described in footnote 1 above, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements (to the extent the officer was a named executive officer in prior proxy statements).

 POTENTIAL PAYMENTS UPON TERMINATION OR

 CHANGE OF CONTROL

Potential Payments to Named Executive Officers

Termination

Under their change in control and severance agreements, each of Messrs. Mason, Rice, Finegan, Niemann and Bianchi is generally entitled to receive the following severance payments and benefits upon termination of the executive’s employment (i) for death or disability, (ii) by the Company without “cause” (as defined in the agreement) or (iii) by the executive for “good reason” (as defined in the agreement):

•	Any unpaid base salary, accrued vacation or prior years’ bonus payable or owing through the date of termination.
•

The pro rata amount of any incentive compensation for the year of termination of employment (based on the number of business days the executive is actually employed by the Company and its subsidiaries during the year in which termination of employment occurs) based on the achievement of the Company’s performance goals for such year.

•

An amount equivalent to 1.5x in the case of Messrs. Mason and Finegan, and 1.0x in the case of Messrs. Rice, Niemann and Bianchi, times the sum of: (i) the executive’s annual base salary, (ii) the executive’s current year’s target bonus; provided that during the 24-month period following any change in control and (iii) $12,500 for use towards outplacement services, the foregoing multiples increase by 0.5 (to 2.0x in the case of Messrs. Mason and Finegan, and 1.5x in the case of Messrs. Rice, Niemann and Bianchi.

•

If the executive elects COBRA in a timely manner, the executive will be reimbursed for the Executive’s monthly premium payments for COBRA coverage for a period of up to 18 or 12 months, depending on the executive.

See “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Other Compensation – Deferred Compensation Plan” for a discussion of payments pursuant to the Deferred Compensation Plan upon termination of employment.

Change of Control

As described above, our change in control and severance agreements provide for a “double-trigger” so that a change of control (as that term is defined in the agreement) alone does not grant the executive officer any specific right to terminate his employment agreement or receive severance benefits, but as noted above, it increases severance amounts payable following a termination during the 24-month period following any change in control. Under the change in control and severance agreement and the Company’s form of time-based equity award agreement, all time-based equity awards granted in or after 2016 contain  “double trigger” vesting provisions whereby awards will vest if, within 24 months of a change in control, the executive is terminated by the Company without “cause” or resigns for “good reason.”  For unvested awards made in 2015 and earlier, the Executive would receive “single-trigger” vesting upon a change in control.

See “Compensation Discussion and Analysis – Elements of Executive Compensation – Other Compensation – Deferred Compensation Plan” for a discussion of payments pursuant to the Deferred Compensation Plan upon a change of control.

Estimated Payments

The following table reflects the estimated payments and benefits that would be provided to each of Messrs. Mason, Rice, Finegan, Niemann and Bianchi upon his termination or upon a change of control pursuant to the terms of his respective change in control and severance agreement and related equity award agreements. For purposes of this table, we assume that the triggering event took place on December 31, 2016, and the price per share of our common stock was $36.18, the closing market price as of that date. For any triggering event that presupposes a change of control, we assume a change of control has so occurred.

Name	Triggering Event	Lump Sum Severance Payment ($)	Value of Stock- Based Rights ($)	Value of Welfare Benefits ($)	Fees and Expenses of Out-placement Firm ($)	Total ($)
Bradley R. Mason	Termination for death or disability	2,100,000	4,551,805	23,790	18,750	6,694,345
	Termination for cause or voluntary termination	—	—	—	—	—
	Termination for good reason or without cause	2,100,000	—	23,790	18,750	2,142,540
	Termination for death, disability, good reason or without cause during a change in control period	2,800,000	5,760,217	23,790	25,000	8,609,007
Doug Rice	Termination for death or disability	552,000	1,172,305	14,068	12,500	1,750,873
	Termination for cause or voluntary termination	—	—	—	—	—
	Termination for good reason or without cause	552,000	—	14,068	12,500	578,568
	Termination for death, disability, good reason or without cause during a change in control period	828,000	1,492,498	14,068	18,750	2,353,316
Michael M. Finegan	Termination for death or disability	951,600	1,241,805	19,503	18,750	2,231,658
	Termination for cause or voluntary termination	—	—	—	—	—
	Termination for good reason or without cause	951,600	—	19,503	18,750	989,853
	Termination for death, disability, good reason or without cause during a change in control period	1,268,800	1,534,863	19,503	25,000	2,848,166
Bradley V. Niemann	Termination for death or disability	544,000	1,519,945	13,002	12,500	2,089,447
	Termination for cause or voluntary termination	—	—	—	—	—
	Termination for good reason or without cause	544,000	—	13,002	12,500	569,502
	Termination for death, disability, good reason or without cause during a change in control period	816,000	1,787,677	13,002	18,750	2,635,429

Name	Triggering Event	Lump Sum Severance Payment ($)		Value of Stock- Based Rights ($)	Value of Welfare Benefits ($)	Fees and Expenses of Out-placement Firm ($)	Total ($)
Davide Bianchi	Termination for death or disability	590,281	*	1,102,829	—	12,500	1,705,610	*
	Termination for cause or voluntary termination	—		—	—	—	—
	Termination for good reason or without cause	590,281	*	—	—	12,500	602,781	*
	Termination for death, disability, good reason or without cause during a change in control period	885,422	*	1,395,887	—	18,750	2,300,059	*

* Assumes Swiss Francs are converted to U.S. Dollars using the average exchange rate in effect during the 2016 calendar year of 1.0109.

 DIRECTOR COMPENSATION

Directors are elected each year at the Annual General Meeting, which is usually held in June. Other director appointments occur from time to time as determined by the Board, for instance, in the event of vacancies on the Board resulting from a director’s death, resignation or retirement.

Employee directors, such as Mr. Mason, are not provided any additional compensation for their service as a director. Non-employee directors (other than the Chairman) are paid an aggregate annual cash retainer of $60,000 for service as a director and member of any committees of the Board on which such director sits. In addition, such directors receive an additional annual cash retainer of $10,000 if he or she also serves as the Chair of the Compensation, Compliance or Nominating and Governance Committee, and $15,000 if he or she serves as the Chair of the Audit and Finance Committee. The Chairman is paid an annual retainer of $150,000 for service in this role.

Non-employee directors also receive annual grants under our 2012 LTIP. Under our current practice, we provide each director a grant of 30,000 four-year vesting stock options at the time such director joins the Board. In addition, the Chairman received 8,000 shares of one-year vesting restricted stock at the time he joined the Board in March 2014.

An annual restricted grant of shares is also provided to directors. In recent years, this grant has been made in shares of one-year vesting restricted stock. Beginning with the 2017 grant, this grant will be made in the form of one-year vesting restricted stock units with deferred delivery, whereby shares underlying vested awards are not delivered until after the applicable director ceases service as a director. (As a result of the foregoing, directors will not be able to sell vested awards while they continue service as a director.)

In 2016, the Committee recommended to the Board that these annual grants be made on a fixed value basis rather than the previous approach of a fixed share basis. For 2016, the annual grant consisted of 3,950 shares of one-year vesting restricted stock (7,200 shares in the case of the Chairman), which amount was approved after consultation with our compensation consultant and review of our director compensation philosophy described below.

The number of shares of restricted stock we grant may change year-to-year to provide compensation consistent with our director compensation philosophy. The Board has adopted a director compensation philosophy providing for a 75th percentile of our peer group goal for total director compensation, with such compensation being based on a mix of cash and equity. The philosophy targets cash compensation at the 50th percentile of the peer group and restricted stock of sufficient value to bring the total director compensation to the 75th percentile of the peer group. Current Board compensation levels were determined by the Committee and recommended to the Board based upon consideration of a compensation analysis performed by Willis Towers Watson in June 2015, which included a competitive market analysis to determine competitive compensation levels for our directors. Willis Towers Watson’s analysis concluded that the Board’s cash fees were in line with its philosophy, but that our equity-based compensation for directors under a fixed share guideline exceeded the 75th percentile. Following receipt of this analysis, the Board, following the Committee’s recommendation, approved a change in equity granting approach under which the Board equity grant is now aligned with the 75th percentile on a fixed value basis.

Directors are eligible to participate in our health and welfare programs on substantially the same terms as our other employees. In addition, directors are each offered the opportunity to enter into a director indemnification agreement.

The following table provides information regarding the 2016 compensation of non-employee directors.

Name(1)	Fees Earned or Paid in Cash ($)	Restricted Stock Awards (Number of Shares Granted)(1)		Grant Date Fair Value of Restricted Stock Awards ($)(2)		Option Awards(1)		Grant Date Fair Value of Option Awards ($)		All Other Compensation ($)	Total ($)
Ronald A. Matricaria	150,000	7,200	(3)	319,608	(3)	—		—		—	469,608
Luke Faulstick	70,000	3,950	(4)	175,341	(4)	—		—		—	245,341
James F. Hinrichs	75,000	3,950	(4)	175,341	(4)	—		—		—	250,341
Guy J. Jordan, PhD	70,000	3,950	(4)	175,341	(4)	—		—		—	245,341
Alexis V. Lukianov	—	—		—		30,000	(5)	329,521	(5)		329,521
Lilly Marks	60,000	3,950	(4)	175,341	(4)	—		—			235,341
Anthony F. Martin, PhD	60,000	3,950	(4)	175,341	(4)	—		—		—	235,341
Michael E. Paolucci	32,500	3,950	(4)	175,341	(4)	30,000	(6)	345,041	(6)	—	552,882
Maria Sainz	70,000	3,950	(4)	175,341		—		—		—	245,341

(1) The following table shows the number of shares subject to outstanding and unexercised option awards and the number of shares subject to outstanding shares of restricted stock granted to each of the non-employee directors serving during 2016.

(2) Amounts shown reflect the grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

(3) Represents annual grant of 7,200 shares of one-year vesting restricted stock on July 1, 2016.

(4) Represents annual grant of 3,950 shares of one-year vesting restricted stock on July 1, 2016.

(5) Represents a grant of 30,000 stock options upon appointment to the Board on December 13, 2016 with four year vesting.

(6) Represents a grant of 30,000 stock options upon appointment to the Board on March 16, 2016 with four year vesting.

The following table shows the number of shares subject to outstanding and unexercised option awards and the number of shares subject to outstanding shares of unvested restricted stock held by each of the non-employee directors serving during 2016 as of December 31, 2016.

Director	Number of Shares Subject to Outstanding Stock Options as of 12/31/16	Number of Shares Subject to Outstanding Unvested Restricted Stock Awards as of 12/31/16
Ronald A. Matricaria	30,000	7,200
Luke Faulstick	30,000	3,950
James F. Hinrichs	30,000	3,950
Guy J. Jordan, PhD	16,000	4,825
Alexis V. Lukianov	30,000	—
Lilly Marks	30,000	3,950
Anthony F. Martin, PhD	30,000	3,950
Michael E. Paolucci	30,000	3,950
Maria Sainz	—	4,825

 EQUITY COMPENSATION PLAN INFORMATION

Our primary equity compensation plan in prior years had been the 2004 LTIP until 2012, when our shareholders approved the 2012 LTIP, which is now our primary equity compensation plan. Some current and former executive officers continue to hold outstanding awards under our previous 2004 LTIP, although we no longer grant awards under this plan. All named executive officers are also eligible at their discretion to acquire shares of common stock pursuant to our SPP. Each of these has been approved by our shareholders. We have also made inducement grants of stock options to new employees in reliance on the NASDAQ exception to shareholder approval for such grants.  For more information on our equity compensation plans, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.”

The following table provides aggregate information regarding the shares of our common stock that may be issued upon the exercise of options and rights under all of our equity compensation plans as of December 31, 2016.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options and Rights (#) (a)(1)		Weighted- Average Exercise Price of Outstanding Options and Rights ($) (b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity Compensation Plans Approved by Security Holders	1,689,983	(2)	$35.63	1,593,726	(3)
Equity Compensation Plans Not Approved by Security Holders	150,000	(4)	$38.82	—
Total	1,839,983		$36.05	1,593,726

(1) Column (a) includes stock options and restricted stock. The weighted-average exercise price in column (b) only relates to the exercise price of stock options because the restricted stock has no exercise price.

(2) Options, restricted stock, and stock units were granted pursuant to the following plans: the 2004 LTIP and the 2012 LTIP. There are currently no more shares available for issuance under the 2004 LTIP.

(3) Included are 464,831 registered shares available for issuance pursuant to the SPP and 1,128,895 shares remaining available for grant under the 2012 LTIP, in each case as of December 31, 2016. Of the 464,831 shares that were available for issuance pursuant to the SPP as of such date, 119,276 of these shares were issued in January 2017 pursuant to plan contributions made during the 2016 fiscal year.

(4) Reflects inducement grant stock options granted in reliance on the NASDAQ exception to shareholder approval for equity grants to new hires.

 PROPOSAL 1: ELECTION OF DIRECTORS

Our Articles of Association provides that the Board shall consist of not less than six and no more than fifteen directors, the exact number to be determined from time-to-time by resolution of the Board. Our Board of Directors is currently comprised of ten seats, though two current members of the Board, Guy J. Jordan, PhD and Anthony F. Martin, PhD, will be retiring from the Board effective as of the date of the Annual General Meeting. The Board has resolved to set the size of the Board at eight seats effective as of such time, all of which seats will be up for election at the Annual General Meeting. We have nominated Mr. Faulstick, Mr. Hinrichs, Mr. Lukianov, Ms. Marks, Mr. Mason, Mr. Matricaria, Mr. Paolucci and Ms. Sainz to stand for election at the Annual General Meeting for these eight seats. Each seat will be elected for a one year term expiring at the 2018 annual general meeting of shareholders and/or until their successors have been elected.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, the Board may fill the vacancy until the next Annual General Meeting.

Current Directors (and Directors Standing for Election at Annual General Meeting)

Luke Faulstick	Director (Nominated to Stand for Election as Director at Annual General Meeting)

Mr. Faulstick, 53, joined the Board in September 2014. He has over 25 years of experience as a manufacturing executive and is a recognized expert on Lean Manufacturing and work culture. Mr. Faulstick is co-owner, President and Chief Executive Officer of Power Partners Inc. and formerly the Executive Vice President and Chief Operating Officer of DJO Global. He previously held senior operating management roles at Tyco Healthcare, Graphic Controls, Mitsubishi Consumer Electronics and Eastman Kodak. Under his leadership, DJO Global’s operations teams and manufacturing plants won numerous awards including the Shingo Prize for Operational Excellence, Industry Week’s Best Plants, and the Association of Manufacturing Excellence Operational Excellence Award. Mr. Faulstick received a Bachelor of Science Degree in Engineering from Michigan State University and a Master of Science Degree in Engineering from Rochester Institute of Technology. He previously served on the boards of Alphatec Spine and Microdental, as well as Chairman of the Board of the Association of Manufacturing Excellence. Currently he is a member of the Rady Children’s Hospital Foundation Board of Trustees and a Certified Board of Director through the UCLA Anderson School of Business.

The Board believes that Mr. Faulstick’s extensive experience as a manufacturing executive, operational knowledge and industry expertise, as well as his previous and current board memberships, brings unique and valuable insight to the Board.

James F. Hinrichs	Director (Nominated to Stand for Election as Director at Annual General Meeting)

Mr. Hinrichs, 49, was appointed to the Board in April 2014. Since April 2015, he has served as Executive Vice President and Chief Financial Officer of Alere Inc, a publicly traded diagnostic company. From December 2010 through March 2015, he served as Chief Financial Officer of CareFusion Corporation, a publicly traded medical technology company, prior to its sale to Becton Dickinson. He previously served as CareFusion’s Senior Vice President, Global Customer Support, from January 2010 to December 2010, and as its Senior Vice President, Controller, from January 2009 to January 2010. Prior to joining CareFusion when it was spun off from Cardinal Health, Inc., he worked since 2004 at Cardinal Health in various positions including Executive Vice President and Corporate Controller of Cardinal Health, and as Executive Vice President and Chief Financial Officer of its Healthcare Supply Chain Services segment. He joined Cardinal Health following over a decade of finance and marketing roles at Merck & Co. He holds undergraduate and graduate degrees in business from Carnegie Mellon University.

The Board believes that Mr. Hinrichs’ financial and accounting experience gained through the foregoing roles, including in particular his experience as a public company chief financial officer, provide important expertise to the Board and will, in particular, enable him to provide service and leadership as the Chair of the Company’s Audit and Finance Committee effective as of the Annual General Meeting.

Guy J. Jordan, PhD	Director (Retiring from Board as of Annual General Meeting)

Dr. Jordan, 68, became a director of Orthofix in 2004. Most recently, from 1996 to 2002, Dr. Jordan served as a Group President at CR Bard, Inc., a medical device company, where he had strategic and operating responsibilities for Bard’s global oncology business and functional responsibility for all of Bard’s research and development. Dr. Jordan earned a PhD in organic chemistry from Georgetown University as well as an MBA from Fairleigh Dickinson University.

The Board believes that Dr. Jordan’s experience as an executive and director of several medical device companies, as well as his accomplished academic background and knowledge of public company governance and compensation issues, has brought valuable insight to the Board during his tenure as a director.

Alexis V. Lukianov	Director (Nominated to Stand for Election as Director at Annual General Meeting)

Mr. Lukianov, 61, became a director in December 2016, bringing to the Board his more than 30 years of experience in the orthopedic industry. From July 1999 to March 2015, he served as Chief Executive Officer and a director of NuVasive, Inc., a publicly-traded medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders, including serving as Chairman of the Board between 2004 and 2015.  From April 1996 to April 1997, Mr. Lukianov was a founder of and served as Chairman of the Board and Chief Executive Officer of BackCare Group, Inc., a spine physician practice management company.  From January 1990 to October 1995, Mr. Lukianov held a variety of senior executive positions, including President, with Medtronic Sofamor Danek, Inc., a developer and manufacturer of medical devices to treat disorders of the cranium and spine and a subsidiary of Medtronic, Inc., a publicly-traded medical technology company. Between 1987 and 1990, he was the director of a business unit at Smith & Nephew Orthopaedics that brought limb lengthening technology to the United States from Russia.  From 2007 until its acquisition in 2015 by Royal Philips, he served on the Board of Directors of Volcano Corporation, a Nasdaq-listed medical technology company. He has previously served on the boards and the executive committees of BIOCOM, a regional life sciences trade association, and Medical Device Manufacturers Association (MDMA), a national trade association.

The Board believes that Mr. Lukianov’s experience leading medical device and orthopedic companies brings valuable industry experience to the Board.

Lilly Marks	Director (Nominated to Stand for Election as Director at Annual General Meeting)

Ms. Marks, 69, was appointed to the Board in June 2015. She currently serves as the Vice President for Health Affairs for the University of Colorado and has led the University of Colorado Anschutz Medical Campus. Ms. Marks is also currently a member of the Board of Directors of the University of Colorado Health System, Children’s Hospital Colorado, Federal Reserve Bank of Kansas City, the Advisory Board for Clinical Research of the National Institutes of Health, the Fitzsimons Redevelopment Authority, the Association of Academic Health Centers (AAHC), the Global Down Syndrome Foundation and the Rose Community Foundation. Additionally, she is a member of the Association of American Medical Colleges (AAMC) Advisory Panel on Research and is a trustee of the University of Colorado Foundation. Ms. Marks is a graduate of the University of Colorado.

The Board believes that Ms. Marks’ extensive experience from her previous and current board memberships, as well as her accomplished academic background, brings unique and valuable insight to the Board.

Anthony F. Martin, PhD	Director (Retiring from Board as of Annual General Meeting)

Dr. Martin, 62, was appointed to the Board in December 2013. Dr. Martin has more than 30 years of international experience in managing life science businesses in both executive and non-executive roles. Since 2006, he has been the Managing Partner at Anthony Martin Advisory, an entity that he founded and that specializes in providing strategic guidance and directorship roles to biopharmaceutical, life sciences research, medical device and diagnostic companies. He is currently the Non-Executive Chairman of Phico Therapeutics Ltd. and Peptinnovate Ltd. Dr. Martin is also the Chairman and a Trustee of The Martin Reach, a UK charitable incorporated organization.  He gained a doctorate in Immunology from the University of Manchester Medical School, a first class honors degree in Applied Chemistry from Huddersfield University, is a Fellow of the Royal Society of Medicine and a Member of the Institute of Directors. Dr. Martin has previously served as chief executive officer at a number of international life sciences and diagnostic businesses including British Bio-Technology Products ltd, Celsis International plc, AZUR Environmental, the molecular biology division of Invitrogen Corporation, and Molecular Probes Inc. He has also previously served as the Chairman of Immunodiagnostic Systems Holdings plc, NeuTec Pharma plc and Molecular Insight Pharmaceuticals Inc. and as a board member of Prelude Trust plc, Abcam plc and Invitrogen Corporation. In addition, he previously served on the scientific advisory Board of Agilent Technologies.

The Orthofix board believes that Dr. Martin’s extensive experience as an international operational CEO, combined with his deep knowledge of the UK institutional shareholder base for medical companies and UK financing matters, has added significant value to the board during his tenure.

Bradley R. Mason	Director President and Chief Executive Officer (Nominated to Stand for Election as Director at Annual General Meeting)

Mr. Mason, 63, has served as a director since the 2013 Annual General Meeting. Mr. Mason rejoined Orthofix in March 2013 as our President and Chief Executive Officer after previously serving as Group President, North America from June 2008 through October 2009, and as a Strategic Advisor from November 2009 through October 2010. Prior to being appointed as Group President, North America, he had served as a Vice President of the Company since December 2003, when the Company acquired Breg, Inc. Prior to its acquisition by Orthofix, Mr. Mason had served as President and Chairman of Breg, a company he principally founded in 1989 with five other shareholders. Mr. Mason has over 30 years of experience in the medical device industry, some of which were spent with dj Orthopedics (formally DonJoy) where he became an owner and executive in its early development stage and held the position of Executive Vice President. Since his retirement from Orthofix in 2010, he has served in a variety of part-time consulting and advisory roles, including as a consultant to Orthofix since October 2012 (which consulting relationship has been terminated as of March 13, 2013). Mr. Mason is the named inventor on 38 issued patents in the orthopedic product arena. He graduated Summa Cum Laude with an Associate of Arts and Associate of Science degree from MiraCosta College.

The Board believes that Mr. Mason’s leadership skills, operational knowledge and industry expertise, and his perspective as the Company’s President and Chief Executive Officer, brings unique and valuable insight to the Board.

Ronald Matricaria	Chairman of the Board (Nominated to Stand for Election as Director at Annual General Meeting)

Mr. Matricaria, 74, was appointed to the Board in March 2014. He has more than 35 years of medical device and pharmaceutical experience at St. Jude Medical, Inc. and Eli Lilly and Company, Inc. From April 1993 to May 1999, he served as President and Chief Executive Officer of St. Jude Medical, Inc. and served as Chairman of the Board of Directors from January 1995 to May 2002. Prior to joining St. Jude Medical, Mr. Matricaria spent 23 years with Eli Lilly and Company, Inc., where his last position was Executive Vice President of the Pharmaceutical Division of Eli Lilly and Company and President of its North American operations. He also served as President of Eli Lilly International Corporation, as well as President of its Medical Device Division. He currently serves as a director of Kinaxis Inc. a SaaS based software company traded on the Toronto Stock Exchange. Until recently, he served as Chairman of the Board at Volcano Corporation and as a member of the Boards of Phoenix Children’s Hospital and Life Technologies Corporation. Additionally, Mr. Matricaria previously has served on the board of a number of other public and private companies including Home Depot Inc., Diametric Medical Inc., Ceridian Inc., Centocor Inc., Haemonetics Inc., Kinetic Concepts, Inc., Hospira Inc., Cyberonics Inc., Vistacare Inc., Advanced Medical Technology Association (AdvaMed), the Pharmaceutical Manufacturers Association International Section, the American Diabetes Association, the American Foundation for Pharmaceutical Education, the National Foundation for Infectious Diseases, the National Retiree Volunteer Center and the Indiana Repertory Theatre as well as a trustee on the board of the Massachusetts College of Pharmacy and Allied Health Science. He also chaired the BioMedical Engineering Institute campaign, which raised an operating endowment for the Institute at the University of Minnesota. He remains a Trustee emeritus of the University of Minnesota Foundation. Mr. Matricaria holds a bachelor’s degree in pharmacy from the Massachusetts College of Pharmacy and was awarded an honorary Doctor of Science degree in pharmacy, as well as an honorary PharmD degree, in recognition of his contributions to the practice of pharmacy.

The Board believes that Mr. Matricaria’s wealth of experience as both an executive and director in the medical device industry brings invaluable experience and leadership qualities to the Board.

Michael E. Paolucci	Director (Nominated to Stand for Election as Director at Annual General Meeting)

Mr. Paolucci, 57, was named to the Board of Directors and appointed to the Compensation Committee in March 2016. A seasoned Human Resource (HR) executive, Mr. Paolucci has more than 20 years of global experience working directly with Boards of Directors and C-level executives to improve organizational capabilities and HR programs that result in sustained improvements in business performance. He currently serves as Vice President and Chief Human Resources Officer for Halozyme Therapeutics Inc., a late stage oncology and biopharmaceutical company on the forefront of cancer research where he is responsible for its human resource strategies, programs, and policies. Prior to Halozyme, Mr. Paolucci served as Executive Vice President and Chief Human Resource Officer for CareFusion. He also served as Executive Vice President of Human Resources at NuVasive, and spent five years at Life Technologies. He was head of Human Resources for the services division of Hewlett Packard and served in several leadership roles with EDS, which was acquired by Hewlett Packard. Prior to HP/EDS, he was a partner with the HR consulting firm Towers Perrin. Mr. Paolucci is a graduate of Ohio State University.

The Board believes that Mr. Paolucci’s extensive experience as a HR executive and relevant knowledge and understanding of public company compensation issues brings unique and valuable insight to the Board.

Maria Sainz	Director (Nominated to Stand for Election as Director at Annual General Meeting)

Ms. Sainz, 51, became a director of Orthofix in November 2012, after previously having served on our Board from June 2008 to September 2011. In April 2012, she became the President and Chief Executive Officer, and a director, of CardioKinetix Inc., a heart failure related medical device company. From April 2008 to October 2011, she was President and Chief Executive Officer of Concentric Medical, Inc., a company developing and commercializing devices to perform mechanical clot removal post-stroke, which was sold to Stryker Corporate in October 2011. Upon this acquisition, she served as General Manager of the Stryker Neurovascular business unit until April 2012. From 2003 to 2006, she was the President of the Cardiac Surgery division of Guidant Corporation. After Boston Scientific acquired Guidant, Ms. Sainz led the integration process for both the Cardiac Surgery and European Cardiac Rhythm Management business of Guidant into Boston Scientific. Between 2001 and 2003, Ms. Sainz was the Vice President of Global Marketing – Vascular Intervention of Guidant. Ms. Sainz earned a Bachelor and Masters of Arts from the Universidad Complutense de Madrid and a Master’s Degree in International Management from American Graduate School of International Management. Ms. Sainz has served as a director of publicly-traded medical device companies The Spectranetics Corporation and MRI Interventions, Inc. since November 2010 and January 2014, respectively. Ms. Sainz has also been serving on the Board of Directors of Halyard Health, Inc. since February 2015.

Ms. Sainz provides the Board with significant experience in the medical device industry, as well as insight into international markets. The Board also values the perspective she brings from her current position as a chief executive officer.

The Board of Directors unanimously recommends that you vote “FOR” the election of each of the foregoing director nominees standing for election at the Annual General Meeting.

 PROPOSAL 2: APPROVAL OF FINANCIAL STATEMENTS

 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016

Shareholders will be asked to consider, and, if thought fit, approve the consolidated balance sheet and consolidated statement of operations at and for the fiscal year ended December 31, 2016.

Pursuant to Article 116 of Book 2 Civil Code of Curaçao, the Board is required to draw up the Company’s consolidated balance sheet and consolidated statement of operations within eight months after the end of the fiscal year and to submit the same to the Annual General Meeting for approval. Approval of these financial statements does not constitute an expression of approval of the Company’s financial performance.  Rather, the approval by shareholders of these statements is a legally mandated process under Curaçao law.  In the event that shareholders do not approve the financial statements, the Company may be required to call a special meeting of shareholders to re-submit the same financial statements for additional approval, which we believe would constitute a waste of shareholder assets.  As such, we urge shareholders to support the proposal to permit the Company to comply with its obligations under Curaçao law.

A copy of the Company’s consolidated balance sheet and consolidated statement of operations at and for the fiscal year ended December 31, 2016 is included in the 2016 Form 10-K, a copy of which accompanies this proxy statement.

The Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the consolidated balance sheet and consolidated statement of operations at and for the fiscal year ended December 31, 2016.

 PROPOSAL 3: ADVISORY AND NON-BINDING VOTE ON EXECUTIVE COMPENSATION

As required by section 14A of the Securities Exchange Act of 1934, as amended, we are providing our shareholders an opportunity to indicate whether they support our named executive officer compensation as described in this proxy statement. This advisory and non-binding vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. At the Company’s Annual General Meeting of Shareholders held in August 2011, we also asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our Board recommending an annual advisory vote. Because our Board views the advisory vote as a good corporate governance practice, and because at our 2011 annual meeting of shareholders more than 86% of the total votes cast were in favor of an annual advisory vote, we have held such votes on an annual basis since that time.  We actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We are focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the Company tools to attract and retain the best talent. the Company’s say-on-pay proposal was supported by 98.5% of the votes cast, which we believe validates the Company’s “pay-for-performance” approach to executive compensation.

During 2016, the Compensation Committee of the Board (the “Committee”) continued to evolve the Company’s executive compensation practices in response to shareholder feedback.  In each of 2015 and 2016, management has sought feedback from shareholders regarding ways that the Company can further enhance its program, with this outreach involving discussions with several of the Company’s largest shareholders.  During 2015, these discussions resulted in several changes to the Company’s compensation program, including a reduction in the CEO’s target bonus to 100% of base salary, and the use of return on invested capital as a new metric for the Company’s performance stock awards. In 2016, further changes were made in response to additional shareholder feedback including the introduction of “double-trigger” change in control equity vesting, the elimination of executive employment agreements for US-based executives, and the awarding of 3-year TSR-based performance stock units.

The Committee also considered many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by our compensation consultant, and review of data of a comparator group of peer companies, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in shareholders’ best interests. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for its named executive officers.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program properly links executive compensation to Company performance and aligns the interests of our executive officers with those of our shareholders.

Accordingly, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors unanimously recommends you for “FOR” the option of “1 YEAR” for this proposal.

 PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

As required by section 14A of the Securities Exchange Act of 1934, as amended, we are providing our shareholders an opportunity to indicate whether they would prefer that future “say-on-pay” advisory votes should occur every one, two or three years or may abstain from voting on the matter. At the Company’s Annual General Meeting of Shareholders held in August 2011, we asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our Board recommending an annual advisory vote. The Board’s recommended approach of holding such vote every year was voted for by 86% of the total shareholder votes cast.  Our Board has considered the matter again in light of the requirement that the question be re-submitted to shareholders at the 2017 Annual General Meeting of Shareholders and has recommended that we continue the practice of conducting a “say-on-pay” vote annually.  Shareholders are not voting to approve or disapprove the Board’s recommendation, but will be able to specify one of four choices on the proxy card; every 1 year, every 2 years, every 3 years or abstain.

Accordingly, the Board unanimously recommends that shareholders vote for the option of “1 Year” for the frequency of future advisory votes on executive compensation.

Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering how frequently to conduct future “say-on-pay” advisory votes.

The Board of Directors unanimously recommends you vote for the option of “1 YEAR” for this proposal.

 PROPOSAL 5: RATIFICATION OF THE SELECTION OF

 ERNST & YOUNG LLP AS INDEPENDENT REGISTERED

 PUBLIC ACCOUNTING FIRM FOR 2017

We are asking you to ratify the Audit and Finance Committee’s selection of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for 2017. Ernst & Young has served as the independent registered public accounting firm of Orthofix since 2002. They have unrestricted access to the Audit and Finance Committee to discuss audit findings and other financial matters.

We do not anticipate that representatives of Ernst & Young will be at the Annual General Meeting. The work performed by Ernst & Young during 2016 and 2015 and related fee information is described below.

Although shareholder ratification is not required, the appointment of Ernst & Young is being submitted for ratification as a matter of good corporate practice with a view towards soliciting shareholders’ opinions that the Audit and Finance Committee will take into consideration in future deliberations. If Ernst & Young’s selection is not ratified at the Annual General Meeting, the Audit and Finance Committee will reconsider whether to retain Ernst & Young. Even if the selection is ratified, the Audit and Finance Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends that you vote “FOR” ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for 2017.

Principal Accountant Fees and Services

The following table sets forth fees for professional services rendered by Ernst & Young for the audits of the Company’s financial statements for the fiscal years ended December 31, 2016 and December 31, 2015, respectively, and the fees billed for other services rendered by Ernst & Young during each such fiscal year.

	2016	2015
Audit Fees	$2,357,350	$2,445,000
Audit-Related Fees	63,800	–
Tax Fees	868,271	1,255,000
All Other Fees	2,000	2,000
Total	$3,291,421	$3,702,000

Audit Fees

Audit fees consisted of the aggregate fees, including expenses, billed in connection with the audits of our annual financial statements and internal controls, quarterly reviews of the financial information included in our quarterly reports on Form 10-Q, and statutory audits of our subsidiaries.

Audit-Related Fees

Audit-related fees in 2016 and 2015 consisted of the aggregate fees, including expenses, billed for assurance and related services and are not reported under “Audit Fees.”

Tax Fees

Tax fees in 2016 and 2015 consisted of the aggregate fees, including expenses, billed for professional services rendered for income tax compliance, tax advice and tax planning. These fees included fees billed for federal and state income tax review services, assistance with tax audits and other tax consulting services.

All Other Fees

All Other Fees consisted of aggregate fees billed for products and services other than the services reported above. For fiscal years 2016 and 2015, this category included fees related to professional reference materials and publications.

Pre-Approval Policies and Procedures

The Audit and Finance Committee approves all audits, audit-related services, tax services and other services provided by Ernst & Young LLP. Any services provided by Ernst & Young LLP that are not specifically included within the scope of the audit must be either (i) pre-approved by the entire Audit and Finance Committee in advance of any engagement, or (ii) pre-approved by the Chair of the Audit and Finance Committee pursuant to authority delegated to him by the other independent members of the Audit and Finance Committee, in which case the Audit and Finance Committee is then informed of his decision. Under the Sarbanes-Oxley Act of 2002, these pre-approval requirements are waived for non-audit services where (i) the aggregate of all such services is no more than 5% of the total amount paid to the external auditors during the fiscal year in which such services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are approved by the Audit and Finance Committee prior to the completion of the audit engagement. In 2016 and 2015, all fees paid to Ernst & Young LLP for non-audit services were pre-approved.

 Report of the Audit AND FINANCE Committee

The Audit and Finance Committee oversees the Company’s financial reporting process on behalf of the Board. The committee is responsible for the selection, compensation, and oversight of the Company’s independent registered public accounting firm. The committee reviews matters relating to the Company’s internal controls, as well as other matters warranting committee attention. In addition, the Committee assists the Board in overseeing the Company’s Corporate Compliance and Ethics Program. The committee operates under a written charter adopted by the Board of Directors, a copy of which is available for review on our website at www.orthofix.com.

Management is responsible for Orthofix’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Orthofix’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and to issue a report thereon. Additionally, the independent registered public accounting firm is also responsible for auditing the effectiveness of Orthofix’s internal control over financial reporting. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes. The Committee relies without independent verification on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit and Finance Committee held eight meetings during the 2016 fiscal year.  The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management and Orthofix’s independent registered public accounting firm, Ernst & Young LLP. The Committee reviewed management’s assessment of the effectiveness of the design and operation of Orthofix’s disclosure controls over financial reporting. We discussed with Ernst & Young LLP the overall scope and plans for their audit. We met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations and their evaluations of Orthofix’s internal controls.

The Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2016 with management and Ernst & Young LLP. We also discussed with management and Ernst & Young LLP management’s report and the independent registered public accounting firm’s report and attestation on Orthofix’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We also discussed with Ernst & Young LLP the matters required by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Finance Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with the independent accountant their independence from Orthofix. When considering Ernst & Young LLP’s independence, we considered whether their provision of services to Orthofix beyond those rendered in connection with their audit of Orthofix’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Ernst & Young LLP. The Committee has determined that Ernst & Young LLP is independent of Orthofix and its management.

Based upon the review and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that Orthofix’s audited consolidated financial statements be included in Orthofix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The Audit and Finance Committee

James Hinrichs, Committee Chair
Luke Faulstick
Ronald Matricaria

 INFORMATION ABOUT SHAREHOLDER PROPOSALS

If you wish to submit a proposal to be included in our 2018 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, we must receive your written proposal on or before December 29, 2017. Please address your proposals to: Chairman of the Board, Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao.

Pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, as amended, our proxy holders may use discretionary authority to vote with respect to shareholder proposals presented in person at the 2018 Annual General Meeting of Shareholders if the shareholder making the proposal has not notified Orthofix by March 21, 2018 of its intent to present a proposal at the 2018 Annual General Meeting of Shareholders.

EVENT # CLIENT # PROXY TABULATOR FOR ORTHOFIX INTERNATIONAL N.V. P.O. BOX 8016 CARY, NC 27512-9903 The undersigned hereby appoints Kimberley A. Elting and J. Brent Alldredge, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Orthofix International N.V. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2, 3 AND 5 AND FOR “1 YEAR” IN ITEM 4. All votes must be received by 5:00 P.M., Eastern Time, June 12, 2017. MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR Go To www.proxypush.com/ofix • Cast your vote online. • View Meeting Documents. • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. 866-240-4561 TELEPHONE INTERNET VOTE BY: Annual General Meeting of Orthofix International N.V. to be held on Tuesday, June 13, 2017 for Holders as of April 25, 2017 This proxy is being solicited on behalf of the Board of Directors Please separate carefully at the perforation and return just this portion in the envelope provided. Date: June 13, 2017 Time: 11:00 A.M. (Local Time) Place: 7 Abraham de Veerstraat, Curaçao ANNUAL GENERAL MEETING OF ORTHOFIX INTERNATIONAL N.V. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Authorized Signatures - This section must be completed for your Instructions to be executed. For For For For For For For For 6: To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof. For Against Abstain 2: Approval of the consolidated balance sheet and consolidated statement of operations at and for the fiscal year ended December 31, 2016. For Directors Recommend Withhold Please make your marks like this: Use dark black pencil or pen only 01 Luke Faulstick 02 James F. Hinrichs 03 Alexis V. Lukianov 04 Lilly Marks 05 Bradley R. Mason 06 Ronald Matricaria 07 Michael E. Paolucci 08 Maria Sainz The Board of Directors recommends a vote FOR all of the nominees in proposal 1, FOR proposals 2, 3 and 5 and FOR “1 YEAR” in proposal 4. 1: Election of the following director nominees For Call To attend the meeting and vote your shares in person, please mark this box. For 3: Advisory vote on compensation of named executive officers. For Against Abstain For 5: Ratification of the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2017. For Against Abstain 1 Year 4: Advisory vote on frequency of advisory votes on compensation of executive officers. 1 Year 2 Years 3 Years Abstain

Revocable Proxy — Orthofix International N.V. Annual General Meeting of Shareholders June 13, 2017 11:00 a.m. (Local Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Kimberley A. Elting and J. Brent Alldredge, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Orthofix International N.V. that the undersigned is entitled to vote at the Annual General Meeting of Shareholders on Tuesday, June 13, 2017 at 11:00 a.m. at the offices of Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao, and any and all adjournments thereof, as set forth below. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of each of the director nominees specified in Item 1, FOR the proposals in Items 2, 3 and 5, and FOR “1 YEAR” in Item 4. (CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided.